   As filed with the Securities and Exchange Commission on [DECEMBER __], 2000


                                                    Registration No[. 333-50212]

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                [AMENDMENT NO. 1
                                       TO]
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              INZECO HOLDINGS INC.
                 (Name of small business issuer in its charter)


ALBERTA, CANADA                               2824                                N/A
(State or jurisdiction of             (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification Number)

                                        Inzeco Holdings Inc.
                                          999 Barton Street
                                    Stoney Creek, Ontario L8E 5H4
                                               Canada
                                           (905) 643-8669
                                    (Address and telephone number
                                   of principal executive offices)

                                      -------------------------

                                        Inzeco Holdings Inc.
                                          999 Barton Street
                                    Stoney Creek, Ontario L8E 5H4
                                               Canada
                                           (905) 643-8669
                                 (Name, address and telephone number
                                        of agent for service)

                                      -------------------------

                                              Copy to:

                                        Eric W. Nodiff, Esq.
                                     Dornbush Mensch Mandelstam
                                           & Schaeffer, LLP
                                          747 Third Avenue
                                      New York, New York 10017

          Approximate date of commencement of proposed sale to public:
                As soon as practicable after the effective date
                        of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/


[IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. /_/]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


                                          CALCULATION OF REGISTRATION FEE



                                                     Proposed Maximum           Proposed Maximum
Title of Each Class of            Amount to          Offering Price Per         Aggregate Offering         Amount of
Securities to be Registered       be Registered      Share (1)                  Price (1)                  Registration Fee
--------------------------------  ------------------ -------------------------  -------------------------  -----------------
Common Stock.                     3,557,500]         US$0.469                   [US$1,668,467]
================================  ================== =========================  =========================  =================
Total                             [3,557,500]        US$0.469                   [US$1,668,467              US$847.00(2)]
================================  ================== =========================  =========================  =================




(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule [457(C)] under the Securities Act of 1933, the proposed maximum price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the [COMMON STOCK] reported in Canadian dollars on the Canadian Venture Exchange on November 14, 2000. The proposed maximum price per share was C$0.725 and was converted to United States dollars based on the Interbank exchange rate in effect on November 14, 2000.

[(2) REGISTRATION FEE WAS PREVIOUSLY PAID BASED ON THE REGISTRATION OF 6,840,833 SHARES OF COMMON STOCK.]

-----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Preliminary Prospectus

                                Subject to Completion[, DATED DECEMBER __, 2000]

                                   PROSPECTUS


                             [INZECO HOLDINGS INC.]



[3,557,500 SHARES OF] Common Stock



           This prospectus relates to [3,557,500] shares (the "Shares") of [COMMON STOCK], no par value, of Inzeco Holdings Inc., an Alberta corporation. The Shares are outstanding shares of [COMMON STOCK] owned by the persons named in this [PROSPECTUS] under the caption "Selling [SHAREHOLDERS.]" The Shares were acquired by the Selling [SHAREHOLDERS] through private placements which were either not subject to, or exempt from the registration provisions of the Securities Act of 1933, as amended. [

           ]On [DECEMBER] 14, 2000, the closing price of [OUR COMMON STOCK] on the Canadian Venture Exchange was [C$0.67] (US [$0.44)] per share (CDNX Symbol "IZE").

Prior to this offering, there has been no public market for the [COMMON STOCK] in the United States and there can be no assurance that a public market for such securities will develop. [WE INTEND TO HAVE OUR COMMON STOCK] listed on the Over-the-Counter Bulletin Board ("OTC-BB") under the symbol INZCF.

           [WE WILL NOT RECEIVE ANY] part of the proceeds of any sales [OF SHARES MADE HEREUNDER.]

           [An investment in shares of our common stock involves a high degree of risk. Please see "Risk Factors" beginning on page 6. ]

[Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby have not been and will not be qualified for sale ]under the securities laws of [Canada or any province or territory of Canada. The securities are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, in violation of] the securities laws of [any province or territory of Canada.]

              [THE DATE OF THIS PROSPECTUS IS DECEMBER __], 2000.

                                TABLE OF CONTENTS

                                                                            PAGE


[PROSPECTUS SUMMARY........................................................5]
[RISK FACTORS..............................................................6]
FORWARD LOOKING STATEMENTS...............................................[11
ENFORCEABILITY OF CIVIL LIABILITIES.......................................11
EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES..............................11
USE OF PROCEEDS...........................................................12
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................12
DIVIDEND POLICY...........................................................13
CAPITALIZATION............................................................13
PLAN OF OPERATION.........................................................14
BUSINESS..................................................................16
MANUFACTURING PROCESS.....................................................17
COMPETITIVE ADVANTAGE.....................................................17
GOVERNMENT REGULATION.....................................................19]
MANAGEMENT................................................................21
PRINCIPAL SHAREHOLDERS...................................................[26
PROMOTERS.................................................................27]
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................28
DESCRIPTION OF SECURITIES.................................................29
DISCLOSURE OF COMMISSION POSITION ON [INDEMNIFICATION FOR]
SECURITIES ACT LIABILITIES...............................................[32]
[MATERIAL] UNITED STATES [AND CANADIAN] FEDERAL INCOME TAX
CONSIDERATIONS...........................................................[32]
INVESTMENT CANADA ACT....................................................[34
SHARES ELIGIBLE FOR FUTURE SALE...........................................35]
SELLING SHAREHOLDERS.....................................................[36
PLAN] OF DISTRIBUTION....................................................[37]
CHANGE IN ACCOUNTANTS ...................................................[38]
LEGAL MATTERS ...........................................................[38]
EXPERTS..................................................................[38]
WHERE YOU CAN FIND ADDITIONAL INFORMATION................................[39]
POWER OF ATTORNEY........................................................[48]

                               [PROSPECTUS SUMMARY

            THE FOLLOWING SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES ACCOMPANYING THE CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO "WE," "OUR" AND "US" REFER TO INZECO HOLDINGS INC., AN ALBERTA CORPORATION.

                                   THE COMPANY

            INZECO HOLDINGS INC. WAS INCORPORATED IN ALBERTA, CANADA ON MAY 30, 1997. THROUGH OUR WHOLLY OWNED SUBSIDIARY RTICA INC., WE ARE ENGAGED IN ADVANCED PLASTICS PROCESSING. WE HAVE DEVELOPED TECHNOLOGY AND A PRODUCTION PROCESS FOR MAKING HIGH PERFORMANCE INSULATING PRODUCTS FROM LOW COST RECYCLED POLYETHYLENE TEREPHTHALATE (PET).

            OUR PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 999 BARTON STREET, STONEY CREEK, ONTARIO L8E 54H CANADA AND OUR TELEPHONE NUMBER IS (905) 634-8669.

                                  RISK FACTORS

            THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE VARIOUS RISK FACTORS RELATED TO THIS OFFERING SHOULD BE CONSIDERED CAREFULLY BEFORE AN INVESTMENT IS MADE. SEE "RISK FACTORS."

                                  THE OFFERING

            THE SHARES BEING OFFERED UNDER THIS PROSPECTUS ARE OWNED BY THE PERSONS NAMED UNDER THE CAPTION "SELLING SHAREHOLDERS."

            THE SELLING SHAREHOLDERS MAY FROM TIME TO TIME SELL THE SHARES ON THE OTC-BB, ON ANY OTHER NATIONAL SECURITIES EXCHANGE OR AUTOMATED QUOTATION SYSTEM ON WHICH THE COMMON STOCK MAY BE LISTED OR TRADED, IN NEGOTIATED TRANSACTIONS OR OTHERWISE, AT PRICES THEN PREVAILING OR RELATED TO THE THEN CURRENT MARKET PRICE OR AT NEGOTIATED PRICES. THE SHARES MAY BE SOLD DIRECTLY OR THROUGH BROKERS OR DEALERS. SEE "PLAN OF DISTRIBUTION."

            NUMBER OF SHARES .................  3,557,500 SHARES OF COMMON STOCK

            SHARES OF COMMON STOCK OUTSTANDING
                BEFORE AND AFTER OFFERING .... 32,856,886 SHARES OF COMMON STOCK

            USE OF PROCEEDS                         WE WILL NOT RECEIVE ANY
                                        PROCEEDS FROM THE SALE OF SHARES OF
                                        COMMON STOCK BY THE SELLING
                                        SHAREHOLDERS. SEE "USE OF PROCEEDS" AND
                                        "SELLING SHAREHOLDERS."]

                                  RISK FACTORS

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS [PROSPECTUS], the following should be considered carefully in evaluating [INZECO] and its business before investing in the securities.

            [We only have a limited operating history upon which you can analyze our potential profitability. Because of our limited operating history, our strategies may not prove to be effective in dealing with problems associated with the formation of a new business and as a result our RTICA(TM) product may never be successfully commercialized. Since inception, we have] been engaged primarily in start-up activities related to

[OUR RTICA(TM) INSULATING PRODUCTS. WE MAY ENCOUNTER] problems, expense, complications and delays in connection with the development and application [OR THE UTILIZATION OF OUR TECHNOLOGY, PARTICULARLY BECAUSE THAT TECHNOLOGY IS NEW AND COMMERCIALLY UNPROVEN AND BECAUSE OF] the competitive environment in which [WE PLAN TO OPERATE. ]

            [We have not sold any product and we have operated at a loss since inception. Since inception we have operated at a loss and we may never be able to operate profitably. On May 31, 2000, we] had an accumulated deficit [FROM INCEPTION] of C$4,340,723 (US$2,884,450) [, AND WE HAVE INCURRED A LOSS FOR THE THREE MONTHS ENDED AUGUST 31, 2000 OF C$554,290 (APPROX. US$375,375). WE ANTICIPATE THAT WE WILL CONTINUE TO EXPERIENCE SIGNIFICANT OPERATING AND NET LOSSES THROUGH THE END OF AT LEAST CALENDAR YEAR 2000 AS A RESULT OF START-UP COSTS ASSOCIATED WITH IMPLEMENTING OUR BUSINESS PLAN AND OUR PROPOSED EXPANDED OPERATIONS. SUCH LOSSES WILL CONTINUE UNTIL SUCH TIME, IF EVER, THAT OUR PRODUCTS CAN SUCCESSFULLY BE BROUGHT TO MARKET AND GENERATE SUFFICIENT OPERATING REVENUES. WE MAY NEVER BECOME PROFITABLE OR MAY NOT BE ABLE TO SUSTAIN PROFITABILITY IF ACHIEVED]. Based upon these factors and others discussed in
Note 1 to the Financial Statements for the fiscal year ended May 31, 2000, [OUR] independent auditors have issued a qualified opinion, indicating [THAT] the continuation of [INZECO] as a going concern is dependent upon achieving additional financing and, ultimately, upon the achievement of profitable operations. See "Plan of Operation" and the Financial Statements.

            [We only have sufficient funds to operate for the next twelve months. We estimate that we have sufficient cash resources to fund our operations for approximately 12 months based on our current cash requirements, which result] principally from (i) the implementation of [OUR] business plan and working capital needs; (ii) the assumption of costs in connection with this registration; [AND (III) ]high start-up costs. [OUR CURRENT CASH RESOURCES CAME FROM THREE TRANSACTIONS WHICH WE CLOSED DURING CALENDAR YEAR 2000. IN MAY 2000, WE] closed a private placement in the United States in which [WE] raised net proceeds of approximately US$1,107,319. In June 2000, [WE] closed a private placement in Canada in which [WE] raised net proceeds of approximately C$2,202,700 (approx. US$1,500,272). Also in June 2000, 850,418 of the 1,243,633
common share purchase warrants issued in connection [WITH INZECO'S] acquisition of RTICA Inc. were exercised at an exercise price of C$0.65 (approx. US$0.45) for a total of C$553,541 (approx. US$373,308). [AS AT AUGUST 31, 2000, WE HAD CASH RESERVES OF C$3,191,274 (APPROX. US$2,161,187).] See "Description of Securities." The proceeds from [THESE TRANSACTIONS] are being used principally for equipment, engineering and installation, start-up expenses and working capital. [UNLESS WE GENERATE SIGNIFICANT REVENUES DURING CALENDER 2001, OUR FAILURE] to obtain additional financing [PRIOR TO DECEMBER 31, 2001, MAY PREVENT US FROM BECOMING A LARGE COMMERCIAL PRODUCER, FORCE US TO SCALE BACK OUR OPERATIONS AND LIMIT OUR ABILITY TO EFFECTIVELY COMPETE IN THE INSULATION AND BUILDING MATERIALS INDUSTRY.

          ADDITIONAL FINANCING WILL HAVE A DILUTIVE EFFECT ON THE OWNERSHIP INTERESTS OF CURRENT SHAREHOLDERS. IN THE EVENT THAT WE OBTAIN] additional financing, such financing will most likely have a dilutive effect on the holders of [OUR SECURITIES. TO THE EXTENT THAT WE FINANCE OUR OPERATIONS THROUGH THE ISSUANCE OF ADDITIONAL EQUITY SECURITIES, ANY SUCH ISSUANCE MAY INVOLVE SUBSTANTIAL DILUTION TO OUR THEN-EXISTING STOCKHOLDERS. ADDITIONALLY, TO THE EXTENT THAT WE INCUR INDEBTEDNESS OR ISSUE DEBT SECURITIES, WE WILL BE SUBJECT TO ALL OF THE RISKS ASSOCIATED WITH INCURRING SUBSTANTIAL INDEBTEDNESS, INCLUDING THE RISKS THAT INTEREST RATES MAY FLUCTUATE AND CASH FLOW MAY BE INSUFFICIENT TO PAY PRINCIPAL AND INTEREST ON ANY SUCH INDEBTEDNESS.]

          [Our projected manufacturing cost estimates and gross margin percentages may not be accurate. Given that we have] no history of commercial scale operations, [AND BECAUSE WE ARE PRODUCING A NEW AND INNOVATIVE PRODUCT, OUR] current projections with respect to manufacturing costs and gross margins per unit of production may not be realized. In the event that the gross margin percentage is less than currently projected by management, cash flow contributions from operations may be [LESS THAN WE HAVE PROJECTED WHICH WOULD LIMIT OUR GROWTH POTENTIAL AND MAY PREVENT US FROM ACHIEVING PROFITABILITY OR BECOMING A LARGE SCALE COMMERCIAL PRODUCER. ]

          [Our inability to protect our technology or the introduction of more technologically advanced products by our competitors could hurt our competitive position. Our] success and competitive position [ARE] dependent in large part on [OUR] ability to defend [OUR] technology against infringement from others. Although [WE HAVE] patents in the United States and Canada, as well as [PROPRIETARY TECHNOLOGY AND TRADE SECRETS PROTECTED BY NON-DISCLOSURE AGREEMENTS], the cost of defending [OUR] technology [AND INTELLECTUAL PROPERTY] could be beyond [OUR] present or future financial resources. In addition, [OUR] competitors [MAY] independently develop technology which is substantially equivalent or superior to [OUR] technology, or [OUR] competitors [MAY] develop functionally similar products outside the protection of any licenses, patents or other intellectual property rights that [WE HAVE OR MAY OBTAIN.]

          [We lack operating experience which may impede our ability to effectively produce and market our product. Because we are] a development stage enterprise and [HAVE] only limited operating experience[, WE MAY NOT BE ABLE TO EFFECTIVELY PRODUCE AND MARKET OUR PRODUCT]. The transition from a start-up operation to an enterprise capable of effectively marketing RTICA(TM) products may require additional management, technical personnel, capitAl and other resources. Competition for qualified personnel in these areas is intense. Failure to obtain qualified personnel or to meet marketing standards could prevent or delay the effective commercialization of [OUR] products, even if successfully developed by [US. ]

          [Our current marketing and sales strategy is directed at a single, targeted customer base. If we cannot successfully implement our marketing strategy, we may not be able to successfully commercialize and sell our product. We do] not currently have well[-]established sales and distribution channels for [OUR PRODUCT. WE ARE CURRENTLY FOCUSING OUR MARKETING AND SALES EFFORT ON CERTAIN MAJOR] insulation subcontractors in the United States and Canada. [WE BELIEVE] that these users represent [A SIGNIFICANT POTENTIAL] customer base for the RTICA(TM) products. [MARKETING TO THIS DIRECTED GROUP CAN BE ACCOMPLISHED WITH A LIMITED NUMBER OF OUR PERSONNEL AND AT A RELATIVELY LOW COST. IF OUR STRATEGY IS NOT SUCCESSFUL AND WE DO NOT SUCCEED IN SELLING OUR PRODUCT TO THIS TARGETED CUSTOMER BASE, WE MAY BE FORCED TO DEVELOP A BROAD, NATIONAL BASED SALES AND DISTRIBUTION NETWORK TO GENERATE CUSTOMER DEMAND AND TO SELL OUR PRODUCTS ON A NATIONAL BASIS. THE DEVELOPMENT OF SUCH A NETWORK WOULD LIKELY INVOLVE SIGNIFICANT COSTS AND ADDITIONAL RISKS AND UNCERTAINTIES. THEREFORE, THE FAILURE OF OUR] current marketing and sales strategy [WOULD LIKELY] have a material adverse effect on [OUR] business, results of operations and financial condition.

          [We have a limited manufacturing capacity which we may not be able to expand. We currently have limited manufacturing capacity and we may encounter problems scaling up our system to commercial scale]. The failure to expand [OUR CURRENT MANUFACTURING FACILITY TO A COMMERCIAL LEVEL WOULD LIMIT OUR ABILITY TO MANUFACTURE SIGNIFICANT QUANTITIES OF OUR PRODUCT AND THEREBY LIMIT OUR SALES POTENTIAL. ALTHOUGH WE CURRENTLY HAVE A MANUFACTURING FACILITY IN STONEY CREEK, ONTARIO, CANADA THAT IS IN THE PROCESS OF BEING EXPANDED, OUR PLANT AS CURRENTLY CONFIGURED IS NOT LARGE ENOUGH TO PRODUCE COMMERCIAL QUANTITIES PROFITABLY. TO MANUFACTURE RTICATM IN SUFFICIENT QUANTITIES AND AT ACCEPTABLE COSTS UNDER OUR PLAN WE MUST CONTINUE TO EXPAND OUR CURRENT FACILITY. IN CONNECTION WITH OUR EXPANSION EFFORT, WE MAY ENCOUNTER EQUIPMENT AND PROCESS PROBLEMS WHEN WE ATTEMPT TO DUPLICATE OUR RESULTS AT HIGHER COMMERCIAL PRODUCTION

LEVELS.]

[Our business is not diversified. Our] reliance upon one product to generate revenues exposes [US] to commercial risks reflecting lack of product diversification. [WE HAVE NOT GENERATED ANY REVENUES TO DATE AND OUR REVENUES OVER AT LEAST THE NEXT YEAR WILL BE ENTIRELY DEPENDENT UPON THE SALE OF OUR RTICA(TM) INSULATION AND RELATED TECHNOLOGY AND LICENSING OPPORTUNITIES. IF OUR RTICA(TM) INSULATION DOES NOT ACHIEVE MARKET ACCEPTANCE, OUR LACK OF DIVERSIFICATION COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR BUSINESS.

            THE TECHNOLOGY THAT WE USE IN PRODUCING RTICA(TM) MAY NOT PASS LONG-TERM TESTING. BECAUSE RTICA(TM) REPRESENTS A NEW PRODUCT THAT HAS NOT UNDERGONE LONG-TERM TESTING, OUR PRODUCTS MAY EXPERIENCE UNANTICIPATED PROBLEMS. WHILE WE BELIEVE] that RTICA(TM) represents a novel technology in insulaTINg materials, commercialization has only just begun. [OUR] product and technology may not provide equal or superior performance compared with competitive products and commercialization may not be successful. Moreover, although [WE HAVE] completed both internal testing and testing by an independent laboratory, and although the initial results from presenting [OUR] products to established users have demonstrated advantages over other products, there has been no long-term testing done on the product to ensure [OUR] integrity over significant time periods. Thus, RTICA(TM) products may experience [UNANTICIPATED PROBLEMS.

            OUR PRODUCT MAY NOT BE ACCEPTED BY CONSUMERS. EVEN IF OUR TECHNOLOGY IS SUCCESSFUL AFTER LONG-TERM TESTING, AS DISCUSSED ABOVE,] RTICA(TM) products may not be accepted by the market. Factors that may limit the market acceptance of RTICA(TM) may include:

            -     obstacles in market entry relative to competitive products,
            -     the availability of alternative products,
            - the price of [OUR] products relative to alternative products, and
            - the possible lack of motivation of potential customers to change suppliers.

          [We may not be able to manage the growth of our business. We may not have adequately provided for the costs and risks associated with rapid future growth. Any such growth could] place a significant strain on [OUR] managerial, operational and financial resources [, AND WE WOULD] be required to implement and improve [OUR] managerial controls and procedures and operational and financial systems. In addition, [WE] will be required to hire, train, integrate, manage and retain [OUR] workforce including [OUR] technology, manufacturing, engineering, sales and business development staff. Locating and retaining qualified personnel in the insulation industry is extremely competitive. [WE] may not have adequately allowed for the costs and risks associated with [OUR] proposed expansion and [OUR] systems, procedures or controls may not be adequate to support [OUR] operations. [FURTHERMORE, WE] may not be able to successfully locate, train and integrate personnel into

[OUR WORKFORCE.]

            [We may not be able to compete successfully with other companies in our industry because some of our competitors are better known and have greater resources. We may not be able to effectively compete against such well entrenched industry competitors with much greater technical resources and broad distribution networks]. The insulation industry is dominated by a small number of very large and well[-]capitalized [MULTINATIONAL] participants. In response to environmental and health concerns, these companies are utilizing increasing percentages of recycled materials in their production processes, and are developing new products which are perceived to have fewer health related concerns.

          [We may not be able to obtain the recycled plastic needed to manufacture our product. Because the largest percentage of the production cost of RTICA(TM) is the cost of the recycled plastic used in its production, the lack of availability of that raw material or a significant increase in its cost could impair our ability to profitably produce our product. We rely on a plentiful and continuing supply of a specific type of low cost recycled plastic. While we currently believe that there are adequate supplies of the recycled plastic that we use from several sources, if supply of the type of recycled plastic we use becomes more difficult to obtain or the price for that raw material increases significantly we may not be able] to secure adequate raw material supplies [TO PROFITABLY PRODUCE AND MARKET RTICA(TM).

          WE]

may not be able to secure [timely building code] certification. The Company [DOES NOT YET HAVE BUILDING CODE CERTIFICATION AND LISTING IN CANADA AND THE UNITED STATES. CUSTOMER ACCEPTANCE AND SALES OF OUR PRODUCT MAY BE ADVERSELY IMPACTED IF WE DO NOT OBTAIN CERTIFICATION UNDER UNITED STATES AND CANADIAN BUILDING CODES. ALTHOUGH BUILDING CODE APPROVAL IS NOT LEGALLY REQUIRED TO SELL OUR PRODUCT TO OUR TARGET MARKET IN EITHER THE UNITED STATES OR CANADA, CERTIFICATION WOULD ENABLE US TO BYPASS THE REVIEW OF OUR PRODUCT SPECIFICATIONS ON A CASE BY CASE BASIS IN CONNECTION WITH EACH SALE, AND TO MARKET OUR PRODUCT WITH A LISTING REFERENCE NUMBER. WE ARE CURRENTLY IN THE PROCESS OF APPLYING FOR CERTIFICATION IN CANADA AND THE UNITED STATES; HOWEVER, CERTIFICATION WILL NOT BE OBTAINED UNTIL WE ARE ABLE TO DEMONSTRATE OUR ABILITY TO GENERATE CONSISTENT, APPROVED PRODUCT QUALITY ON AN ON GOING BASIS USING OUR UPSCALED PLANT. THERE IS NO GUARANTEE THAT OUR STANDARD WILL BE ACCEPTED OR THAT WE WILL BE CERTIFIED AND ESTABLISH A LISTING. OUR FAILURE TO ACHIEVE CERTIFICATION COULD IMPAIR OUR ABILITY TO MARKET AND SELL OUR PRODUCT ON A

LARGE SCALE. SEE "DESCRIPTION OF BUSINESS - GENERAL." ]

[Our directors and officers may be able to control or significantly influence us due to their concentrated stock ownership. Our] directors and officers beneficially own approximately 30.5% of [OUR] issued and outstanding stock (without giving effect to the exercise of options held by said persons) and, therefore, may be able to influence or control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors, and the outcome of any stockholder votes concerning a merger, asset sale, or other major corporate transaction affecting Inzeco. Such control could also delay, deter, or prevent an unsolicited takeover of [INZECO.]

          [We have incurred substantial indebtedness and encumbered all of our tangible assets. In order to fund our] development program, [WE HAVE] incurred substantial liabilities, certain of which are collateralized by [ALL OF OUR TANGIBLE ASSETS. IF WE ARE]

unable to generate sufficient cash flow from operations to meet scheduled debt payments or otherwise to comply with the terms of such indebtedness, [WE] may be required to refinance all or a portion of [OUR] existing debt or to obtain additional financing. [WE] may not be able to obtain such refinancing or additional financing. If no such refinancing or additional financing is available when needed, [WE] may be forced to default on [OUR] debt obligations which would have a material adverse effect on [US], including the possibility of receivership or liquidation of [INZECO]. In such an event, [OUR] secured creditors could elect to foreclose on [OUR] assets and it is likely that the shares of Common Stock would [SIGNIFICANTLY DIMINISH IN VALUE OR BE WORTHLESS.
SEE "DESCRIPTION OF SECURITIES."          ]

[Currency fluctuations that devalue] the Canadian dollar against the United States dollar [could adversely effect our results of operations]. In the event that the Canadian dollar were materially devalued against the United States dollar, [OUR] operating results could be materially adversely affected. [THE VOLATILITY OF THE CANADIAN DOLLAR AGAINST UNITED STATES CURRENCY MAY AFFECT OUR PROFITS, AS CERTAIN SUPPLIES AND EQUIPMENT PURCHASED BY US ARE MANUFACTURED AND EXPORTED TO CANADA BY FOREIGN COMPANIES. ACCORDINGLY, THE RELATIONSHIP OF THE CANADIAN DOLLAR TO THE VALUE OF THE UNITED STATES DOLLAR MAY MATERIALLY AFFECT OUR OPERATING RESULTS.]

[An investment in Inzeco may have limited liquidity if an active trading market does not develop or continue. Although our common] Stock currently trades on the Canadian Venture Exchange (CDNX), the trading history suggests there is limited liquidity in the public market for [OUR] securities and liquidity [MAY NOT] increase [AND/OR] be sustained. [WE INTEND] to have [OUR COMMON STOCK] listed on the Over-the-Counter Bulletin Board (the "OTC-BB") under the symbol INZCF. Factors such as announcements of quarterly variations in [OUR] financial results and changes in general market conditions, among other things, could cause the market price of the [SHARES] to fluctuate significantly. In recent years, the stock market has experienced significant price and volume fluctuations.

[If our stock is listed on a U.S. exchange, it may be subject to penny stock regulation. Disclosure requirements adopted by the Commission may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to the penny stock rules. In addition, if our common stock becomes subject to the penny stock rules, purchasers of Shares may find it more difficult to sell their shares. These rules] regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and [OUR] salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. [BASED ON THE RECENT TRADING PRICES OF COMMON STOCK IN CANADA (C$0.67 (APPROXIMATELY US$0.44) ON DECEMBER 14, 2000), IT IS LIKELY THAT OUR STOCK WILL BE] subject to the penny stock [REGULATIONS FOR THE FORESEEABLE FUTURE.]

          [We may be subject to claims by clients and third parties and we may not have sufficient insurance to cover such claims. Although our product has been tested, it is newly developed and only has a short performance history. Accordingly, we are at greater risk of potential liability] for breach of contract, personal injury, property damage, and negligence, including claims for lack of timely performance and/or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). [FURTHER, WHILE WE HAVE] general liability insurance, including product liability coverage, in effect, [WE] may not have sufficient coverage to protect [US] against such claims.

[Seasonality of our product sales could adversely effect the value of our stock. Once we begin] manufacturing and sales, [OUR] business will probably experience seasonal fluctuations in sales and operating results from quarter to quarter. In general[,] operating results in the industry are weakest in the first calendar quarter because of the effects of winter weather on construction and the consequent reduction in sales of insulation. Fluctuations in [OUR] quarterly sales and operating results [CAUSED BY THE SEASONALITY OF OUR INDUSTRY] could result in significant volatility in, and otherwise adversely affect, the market price of the [COMMON STOCK].

                           FORWARD LOOKING STATEMENTS

          THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING OUR OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITIONS, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF OUR SUCCESS IN DEVELOPING AND BRINGING RTICA(TM) TO MARKET. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL AND REFLECT FUTURE BUSINESS DECISIONS WHICH ARE SUBJECT TO CHANGE. SOME OF THESE ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND UNANTICIPATED EVENTS WILL OCCUR WHICH WILL AFFECT OUR RESULTS. CONSEQUENTLY, ACTUAL RESULTS WILL VARY FROM THE STATEMENTS CONTAINED HEREIN AND SUCH VARIANCE MAY BE MATERIAL. PROSPECTIVE INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON THIS INFORMATION.]


                      ENFORCEABILITY OF CIVIL LIABILITIES

          [OUR] headquarters are located in, and [OUR] officers, directors and auditors are residents of Canada and a substantial portion of [OUR] assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or state securities laws. However, there is doubt as to the enforceability in Canada against [US] or against any of [OUR] directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process [IN THE UNITED STATES] may be effected, however, upon [OUR] duly appointed agent for service of process, Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

                  EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES

          [WE] maintain [OUR] books of account in Canadian dollars, and [HAVE] provided the financial data in this [PROSPECTUS] in Canadian dollars and on the basis of generally accepted accounting principles as applied in Canada. ALL REFERENCES TO DOLLAR AMOUNTS IN THIS [prospectus], unless otherwise indicated, are to Canadians dollars, presented in accordance with Canadian generally accepted accounting principles.

          The following table sets forth, for the periods indicated, certain exchange rates based on the Interbank rate. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On November 14, 2000, the exchange rate was C$1.00 per US$0.6478.


        [FISCAL YEAR ENDED                  THREE MONTHS ENDED
                                                    MAY 31,                 AUGUST 31,
                                    ------------------------------------------------------
                                       1998         1999        2000            2000
                                       ----         ----        ----            ----

RATE AT END OF PERIOD (C$)           $0.6866     $0.6784       $0.6645         $0.6772

AVERAGE RATE DURING PERIOD (C$)       0.7094      0.6627        0.6797          0.6762

HIGH (C$)                             0.7318      0.6917        0.6983          0.6833

LOW (C$)                              0.6807      0.6307        0.6588          0.6636

                                 USE OF PROCEEDS

          WE] will not receive any proceeds from the sale of shares of [COMMON STOCK OFFERED HEREBY.]

          [MARKET FOR COMMON STOCK AND RELATED] [STOCKHOLDER MATTERS

Price Range of Common Stock

          Our] authorized capital stock consists of an unlimited number of shares of [COMMON STOCK], of which 32,856,886 were issued and outstanding as of November [30], 2000, and an unlimited number of Preferred Stock, none of which is outstanding. [OUR COMMON STOCK] currently trades on the Canadian Venture Exchange (CDNX) under the symbol IZE. [WE HAVE] no established trading market in the United States. [WE BELIEVE] that as of November [30], 2000, there were approximately 679 record holders of [COMMON STOCK].

          The following table sets forth, for the period indicated, the high and low bid prices, in Canadian Dollars for [OUR] shares of [COMMON STOCK] from June 1, 1998 through [NOVEMBER 30], 2000, as reported by the CDNX:


                                                  HIGH               LOW
                                                  ----               ---
                                                  (In Canadian Dollars)
          Year Ended May 31, 1999
                  First Quarter                   $0.50             $0.30
                  Second Quarter                   0.35              0.15
                  Third Quarter                    0.42              0.26
                  Fourth Quarter                   0.30              0.08

          Year Ended May 31, 2000
                  First Quarter                    0.50              0.18
                  Second Quarter                   0.50              0.35
                  Third Quarter                    0.45              0.30
                  Fourth Quarter                   1.00              0.22

          [YEAR ENDING MAY 31, 2001
                  FIRST QUARTER                    0.84              0.57
                  SECOND QUARTER                   0.81              0.58]

          The high and low bid prices, in Canadian Dollars for [SHARES OF OUR COMMON STOCK ON DECEMBER 14, 2000 WERE BOTH C$0.67 (APPROX. US$0.44). WE HAVE] not declared any dividends during the aforesaid twenty-four month period. [WE ARE NOT AWARE OF ANY RESTRICTIONS THAT LIMIT OUR ABILITY TO PAY DIVIDENDS OTHER THAN STATUTORY LIMITATIONS ON THE SOURCES FOR DIVIDEND PAYMENTS.]

                        [Outstanding Options and Convertible Securities

            We currently have outstanding (i) options that are exercisable for 2,955,250 shares of common stock and (ii) Debentures in the principal amount of C$360,000 (approx. US$249,913) that are convertible into 900,000 shares of common stock. The exercise price of the options range from C$0.20 (approx. US$0.13) to C$0.75 (approx. US$0.49).

                                 DIVIDEND POLICY

          We have never declared or] paid any cash dividends [TO THE HOLDERS OF OUR COMMON STOCK AND WE HAVE] no present intention to declare or pay cash dividends on the [COMMON STOCK] in the foreseeable future. [WE INTEND] to retain any earnings which [WE] may realize in the foreseeable future to finance [OUR OPERATIONS. OUR BOARD OF DIRECTORS WILL HAVE THE SOLE DISCRETION IN DETERMINING WHETHER TO DECLARE AND PAY DIVIDENDS IN THE FUTURE. WE DO NOT CURRENTLY HAVE ANY RESTRICTIONS THAT LIMIT OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK OR THAT ARE LIKELY TO DO SO IN THE FUTURE.]

                                 CAPITALIZATION


         The following table sets forth [OUR] capitalization on August 31, 2000. Because [WE] will not receive any of the proceeds from, or incur any of the expenses of the sale of share[S] offered hereby, such shares will not have any effect on [OUR] capitalization .

                                                                         AUGUST 31, 2000
DESIGNATION OF SECURITIES                                                  (UNAUDITED)
                                                                      (IN CANADIAN DOLLARS)
Convertible debentures(1)..........................................         $   356,321
Shareholders' equity:

      Preferred shares unlimited shares authorized;
             no issued and outstanding.............................         $         0
      Common shares unlimited shares authorized;
           28,823,553 shares issued and outstanding (2)............         $ 6,167,346
      Special Warrants, 4,033,333 issued and
           outstanding(3)..........................................         $ 2,202,700
      Equity component of convertible debentures...................         $    10,722
      Deficit......................................................        ($  4,895,103)
                                                                           -------------
      Total shareholders' equity...................................         $ 3,485,755
                                                                           ------------
Total capitalization...............................................         $ 3,842,076
                                                                           ============

---------------------

(1) See note 4 to consolidated financial statements for the year ended May 31, 2000 attached to this [P]rospectus for disclosure related to convertible debentures.
(2) See note 5 of the consolidated financial statements for the year ended May 31, 2000 attached to this [P]rospectus for disclosure related to the stock options.
(3) As of October 15, 2000, all of the special warrants sold in the June 2000 Canadian private placement were converted into common stock for no additional consideration.

                                PLAN OF OPERATION

          [OUR] future success as a manufacturer and distributor of RTICA(TM) producTS will be influenced by several factors including technological developments in the commercial production of RTICA(TM), [OUR] ability to efficiently meet the requirements of [OUR] customers, and the markeT acceptance of [OUR] product. Further factors impacting [OUR] operations are increases in expenses associated with continued sales growth, [OUR] ability to control costs, management's ability to market the product to increase sales and target satisfactory profit margins, and competition. [WE HAVE] had no revenues from operations [TO DATE] and [WE CONTINUE] to be in the development stage.

          [WE PLAN] to continue [OUR] research and development effort [DURING] the next twelve months. Currently, [SUBSTANTIALLY ALL] R&D efforts have been contracted to National Research Council Industrial Materials Institute ("NRC-IMI"), an outside agency [IN QUEBEC, CANADA] with a specialized infrastructure and personnel relating to [OUR] products. These R&D activities are focused on making production of [OUR] products more cost effective and improving product features to add value. [UNDER THE TERMS OF OUR CURRENT AGREEMENT WITH NRC-IMI, WE PAY NRC-IMI A TOTAL CONTRACT AMOUNT OF C$400,000 PAYABLE AT THE RATE OF C$20,000 PER MONTH (PLUS AN INITIAL PREPAYMENT OF C$20,000), AS WELL AS TWO ADDITIONAL PAYMENTS OF C$20,000 FOR AN INTERIM AND FINAL WRITTEN REPORT FROM NRC-IMI. THE INTERIM REPORT WAS RECENTLY PROVIDED TO US AND THE FINAL REPORT IS ANTICIPATED TO BE DELIVERED IN OR ABOUT JUNE 2001. NRC-IMI HAS AGREED TO PROVIDE TO US AT NO COST ADDITIONAL R&D SERVICES VALUED AT APPROXIMATELY C$104,000. THE AGREEMENT WITH NRC-IMI COMMENCED IN FEBRUARY 2000 AND RUNS THROUGH JUNE 1, 2001, SUBJECT TO THE RIGHT OF EITHER PARTY TO TERMINATE THE AGREEMENT ON SIXTY DAYS' NOTICE. THE AGREEMENT IS NOT EXCLUSIVE, SO WE] may contract with additional entities or individuals [TO ADVANCE OUR R&D EFFORTS IF DEEMED NECESSARY.

          [UNDER A ]grant program with the Canadian federal government [THROUGH THE NATIONAL RESEARCH COUNCIL CANADA ("NRC-CANADA"), WE ARE] eligible to be reimbursed for [40%] of [R&D] expenses [PAID BY US TO NRC-IMI] as they are incurred, to a maximum of [C$200,000. DURING OUR FISCAL YEAR ENDED MAY 31, 2000, WE WERE REIMBURSED FOR C$30,000 OF ELIGIBLE R&D EXPENDITURES. THIS PROGRAM TERMINATES ON JUNE 30, 2001.]

          [IN NOVEMBER 2000, WE ENTERED INTO A REPAYABLE CONTRIBUTION AGREEMENT WITH NRC CANADA UNDER WHICH NRC CANADA AGREED TO MAKE REPAYABLE CONTRIBUTIONS UP TO C$445,000 FOR THE PERFORMANCE OF CERTAIN WORK WE UNDERTAKE, WITH UP TO C$185,417 AVAILABLE FROM NOVEMBER 1, 2000 TO MARCH 31, 2001, AND C$259,583 AVAILABLE FROM APRIL 1, 2001 TO OCTOBER 31, 2001. DURING THE PERIOD JANUARY 1, 2004 TO OCTOBER 1, 2005, WE ARE OBLIGATED TO MAKE REPAYMENTS OF CONTRIBUTED AMOUNTS, WITH SUCH REPAYMENTS EQUAL TO 1% OF OUR GROSS REVENUES FOR THE QUARTER PRECEDING THE REPAYMENT. UNREIMBURSED AMOUNTS THEREAFTER WILL BE REPAID ON THE SAME BASIS UNTIL THE EARLIER OF THE FULL REPAYMENT OF THE NRC CANADA CONTRIBUTIONS OR TEN YEARS AFTER THE START OF THE REPAYMENT PERIOD. INTEREST WILL ACCRUE ON ANY

OVERDUE AMOUNTS AT A RATE OF 1% PER MONTH COMPOUNDED MONTHLY (ANNUAL RATE OF 12.68%). CONTRIBUTIONS FROM NCR CANADA WILL BE SUBJECT TO OUR FULFILLMENT OF CERTAIN OBLIGATIONS, INCLUDING OUR CONTINUED PERFORMANCE OF WORK RELATED TO THE SCALING UP OF OUR MANUFACTURING PROCESS. NO AMOUNTS HAVE BEEN DRAWN UNDER THIS AGREEMENT AT THE DATE OF THIS PROSPECTUS. ]

          DURING 1999, WE] focused on the installation [OF OUR] third generation production system. This manufacturing equipment and supporting systems were successfully installed and tested on schedule in the last calendar quarter of 1999. In the first calendar quarter of 2000 [WE] stepped-up business development initiatives and began increasing the output from the original installed capacity of 1 house per day. This expansion to 5 houses per day is underway and is scheduled to be completed by the end of the first calendar quarter of 2001. Despite numerous delays encountered with several key suppliers, [WE EXPECT] to be ready to begin commercial production [OF LIMITED QUANTITIES] of RTICA(TM) brand insulation in the first calendar quarter of 2001, approximately as scheduled. [UPON THE COMMENCEMENT OF COMMERCIAL PRODUCTION, WE EXPECT TO BEGIN SALES TO CUSTOMERS.]

          Marketing initiatives included the hiring of a new Vice-President of Sales and Marketing (see "Management - Directors and Officers"), and development of packaging design and a web site for the RTICA(TM) brand. In addition, the second issue of [OUR] newsletter, ["]R.NEWS["], was produced and distributed to over 600 recipients in August 1999. The next issue is planned for [DECEMBER 2000. ]

Operating expenses for the three months [ENDED] August 31, 2000 were C$576,916, which is consistent with planned budgets. This included general and administration charges of C$291,758. On May 31, 2000, [WE] completed a private placement in the United States of 2,807,500 common shares with a subscription price of US$0.40 per share for gross proceeds of US$1,123,000. If [WE DO] not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue one additional common share for each ten shares issued under this private placement. There were no brokerage or agency fees or commissions associated with this private placement.

          On June 14, 2000, [WE] completed a private placement in Canada of 4,033,333 special warrants at a subscription price of C$0.60 each, resulting in gross cash proceeds of C$2,420,000 (approx. US$1,648,277). Pursuant to the subscription agreement, each special warrant was convertible into one common share or 1.1 common shares if a receipt for the related [PROSPECTUS] was not received by October 15, 2000. [WE] received a receipt for the [PROSPECTUS] dated October 13, 2000. Accordingly, the 4,033,333 special warrants have been converted into shares of [COMMON STOCK]. Costs of arranging the private placement, including agent's commissions is C$217,300 plus 201,667 special warrants granted to the agent. On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants issued in connection with [OUR] acquisition of RTICA Inc., were exercised at an exercise price of C$0.65 (approx. US$0.45) each.

The warrants were held by former stockholders of RTICA Inc. and converted to 850,418 shares of [COMMON STOCK] for a total of $553,541 (approx. US$373,308). The remaining 393,215 common share purchase warrants issued in connection with the acquisition expired that same day.

          [OUR] only liquid asset at this time is cash reserves. [OUR CASH] balance as at August 31, 2000 was C$3,191,274 an increase of C$3,000,830 from [AUGUST 31, 1999]. At this time there are no other sources of capital confirmed and these reserves must sustain [US] until other funds are obtained. The [REPORT OF OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED MAY 31, 2000 CONTAINS AN EXPLANATORY PARAGRAPH DISCUSSING THE SUBSTANTIAL DOUBT THAT EXISTS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN. HOWEVER, BASED ON OUR CURRENT CASH BALANCE, THE FUNDING PROVIDED BY NRC-CANADA UNDER THE REPAYABLE CONTRIBUTION AGREEMENT (DESCRIBED ABOVE), AND OUR ANTICIPATED OPERATING EXPENSES FOR THE FORESEEABLE FUTURE, WE BELIEVE OUR CURRENT FUNDS ON HAND WILL LAST AT LEAST TWELVE (12) MONTHS, EVEN IF OPERATIONS DURING FISCAL 2001 DO NOT GENERATE POSITIVE CASH FLOW.]

                                   [BUSINESS]

          [INZECO ]was incorporated by Certificate of Incorporation issued pursuant to the provisions of the BUSINESS CORPORATIONS ACT (Alberta) on May 30, 1997. [OUR] principal office is located at 999 Barton Street, Stoney Creek, Ontario, Canada. [OUR] registered office is located at Suite 1210, 606 - 4th Street S.W., Calgary, Alberta, T2P 1T1. [WE MAINTAIN] a website at www.rtica.com.

          [WE ARE] a public corporation traded, since October 1997, on the Canadian Venture Exchange (CDNX) under the symbol IZE. [WE WERE] incorporated under the Junior Capital Pool policy of the former Alberta Stock Exchange to purchase E2 Development Corporation ("E2D"), a private Ontario corporation that invented RTICA(TM). [WE] then acquired all the outstanding shares of E2D in April 1998. As a result, E2D became a wholly owned subsidiary of Inzeco. Subsequent to the fiscal year ended May 31, 1999, E2D changed its name to RTICA Inc.

GENERAL

          [WE ARE IN THE BUSINESS (THROUGH OUR RTICA SUBSIDIARY) OF DEVELOPING AND] producing insulating materials [FOR USE IN THE RESIDENTIAL AND COMMERCIAL BUILDING MARKET. OUR INSULATING PRODUCTS ARE MARKETED UNDER THE NAME "RTICATM ." RTICATM IS A NON-IRRITATING INSULATING MATERIAL FOR THERMAL AND ACOUSTICAL APPLICATIONS. WE MANUFACTURE RTICATM UTILIZING POLYETHYLENE TEREPHTHALATE ("PET"), A PLASTIC COMMONLY USED IN SOFT DRINK BOTTLES, PACKAGING, FILM AND FIBERS. PET IS A COMMODITY RAW MATERIAL AVAILABLE FROM MANY SOURCES IN CANADA AND THE UNITED STATES. FOR MORE THAN THE PAST FIVE YEARS, WE HAVE ENDEAVORED TO IMPROVE THE INSULATING PROPERTIES OF OUR PRODUCT WHILE INCREASING PRODUCTION LEVELS OF CONSISTENT, HIGH QUALITY PRODUCT. ]

[RTICATM IS

CHARACTERIZED BY ITS (I) SIMPLIFIED INDUSTRIAL HYGIENE REQUIREMENT, (II) EXCELLENT THERMAL AND ACOUSTICAL PROPERTIES; (III) RESISTENCE TO CHEMICALS AND MOISTURE, (IV) VARIETY OF USEFUL FORMS AND (V) SPECIFICATIONS COMPATIBLE WITH BUILDING CODE STANDARDS. WE ARE CURRENTLY IN THE PROCESS OF EXPANDING OUR MANUFACTURING CAPABILITIES AND ANTICIPATE PRODUCING AND OFFERING LIMITED QUANTITIES OF RTICATM FOR SALE DURING THE FIRST QUARTER OF CALENDAR 2001. SALES WILL INITIALLY BE TARGETED TO LARGE INSULATION CONTRACTORS IN CANADA AND IN THE EAST COAST OF THE UNITED STATES. AS WE SUCCESSFULLY IMPLEMENT OUR EXPANSION STRATEGY, WE WILL OFFER INCREASING QUANTITIES OF OUR PRODUCTS. THERE CAN BE NO ASSURANCE, HOWEVER, THAT WE WILL SUCCEED IN INCREASING OUR MANUFACTURING CAPABILITY OF LARGE COMMERCIAL QUANTITIES.

          RTICATM LOOKS AND IS APPLIED LIKE FIBERGLASS IN BOTH BLOWING WOOL AND BATT APPLICATIONS].

Results from internal and independent laboratory testing demonstrate that [RTICATM] provides an equivalent thermal performance to glass and rock wool fibers, cellulose and expanded polystyrene foam insulating materials [. IN ADDITION, BASED ON OUR MANUFACTURING COSTS, WE BELIEVE THAT RTICATM CAN BE SOLD AT COMPETITIVE PRICES.

          RTICATM] can be produced in a variety of forms and shapes to satisfy most insulation applications. [THIS INCLUDES, FLEXIBLE BATTS, BOARDS, SHAPES, AND BLOWING WOOL (LOOSE FILL).] In addition, no special protection is needed to handle the material. These qualities, combined with lower production costs associated with [RTICATM] than required for the production of traditional insulation materials make [RTICATM] competitive with all but the lowest performance insulation.

          [OUR SUCCESS WILL DEPEND IN LARGE PART UPON THE ABILITY OF OUR PRODUCTS TO MEET TARGETED PERFORMANCE AND COST OBJECTIVES. WE ARE COMMITTING CONSIDERABLE TIME, EFFORT AND RESOURCES TO FINALIZE DEVELOPMENT OF OUR PRODUCTS AND PRODUCT ENHANCEMENTS. ALTHOUGH WE ANTICIPATE INITIAL SALES OF RTICATM DURING THE FIRST QUARTER OF CALENDAR 2001, SIGNIFICANT COMMERCIAL PRODUCTION WILL NOT OCCUR UNTIL AT LEAST THE END OF THE YEAR. OUR ABILITY TO PRODUCE LARGE SCALE COMMERCIAL QUANTITIES OF RTICATM OF CONSISTENT HIGH QUALITY IS UNPROVEN. LARGE SCALE COMMERCIAL PRODUCTION IS SUBJECT TO UNANTICIPATED DELAYS, EXPENSES, DIFFICULTIES, THE POSSIBLE INSUFFICIENCY OF FUNDING AS WELL AS OTHER RISKS INHERENT IN THE DEVELOPMENT OF NEW PRODUCTS AND TECHNOLOGIES. THERE CAN BE NO ASSURANCE AS TO WHEN, OR WHETHER, SUCH LARGE SCALE COMMERCIALIZATION OF RTICATM WILL BE SUCCESSFULLY COMPLETED. SEE "RISK FACTORS -- WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN ANALYZE OUR POTENTIAL PROFITABILITY."]

          [OUR] future operating results will [ALSO] depend upon

[OUR] ability to gain market acceptance of RTICA(TM). The market for [OUR PRODUCT] is new and evolving, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for [RTICA(TM)]. There can be no assurance that the market for [OUR PRODUCT] will develop, or that [OUR PRODUCT] will achieve market acceptance. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if [RTICA(TM) DOES] not achieve significant market acceptance, [OUR] busines operating results or financial condition will be materially adversely affected. [SEE "RISK FACTORS - OUR PRODUCT MAY NOT BE ACCEPTED BY CONSUMERS."]

[Manufacturing Process]

          [RTICATM IS MADE IN A ONE-STOP PROCESS: THE RECYCLED PET IS MELTED AND MULTIPLE STRANDS OF MOLTEN PLASTIC ARE INTRODUCED INTO A HIGH-SPEED AIRFLOW TO CREATE THIN FIBERS THAT BECOME ENTANGLED TO FORM A THICK PAD, OR BATT. THESE NON-WOVEN FIBERS, WHEN FORMED INTO BATTS OR SHAPES CONSTITUTE OUR RTICATM INSULATING MATERIAL. OUR MANUFACTURING PROCESS RESULTS IN A PRODUCT WITH HIGH THERMAL EFFICIENCY, IDENTIFIED BY ITS SUPERIOR FIBER CONFIGURATION, STRENGTH AND DENSITY.]

          [OUR MANUFACTURING PROCESS IS DEPENDENT ON THE AVAILABILITY OF SUFFICIENT QUANTITIES OF PET. CURRENTLY, WE PURCHASE PET ON THE OPEN MARKET FROM A VARIETY OF SUPPLIERS. BECAUSE WE CAN USE PET OF ANY COLOR AND FROM NUMEROUS SOURCES (BOTH BOTTLE AND FILM WASTE), WE DO NOT HAVE THE LIMITATION FACED BY MANY OTHER USERS OF PET WHOSE PRODUCTS REQUIRE SPECIFIC COLORS OR SOURCES OF PET. WHILE WE CURRENTLY BELIEVE THAT THERE ARE ADEQUATE SUPPLIES OF THE RECYCLED PLASTIC THAT WE USE, IF SUPPLY OF PET BECOMES MORE DIFFICULT TO OBTAIN OR ITS PRICE MATERIALLY

INCREASES, WE MAY NOT BE ABLE TO SECURE ADEQUATE RAW MATERIAL SUPPLIES TO PROFITABLY PRODUCE AND MARKET RTICATM. SEE "RISK FACTORS - WE MAY NOT BE ABLE TO OBTAIN THE RECYCLED PLASTIC NEEDED TO MANUFACTURE OUR PRODUCT."

COMPETITIVE ADVANTAGE

          WE BELIEVE THAT CERTAIN ATTRIBUTES OF RTICATM PROVIDE US WITH A COMPETITIVE ADVANTAGE. THESE ATTRIBUTES INCLUDE THE FOLLOWING:

            - USER FRIENDLY PRODUCT: RTICAT NEITHER CAUSES SKIN IRRITATION ON CONTACT NOR POSES A THREAT TO RESPIRATORY HEALTH DUE TO DUST INHALATION. SUCH EASE AND COMFORT IN HANDLING ARE FACTORS THAT WE BELIEVE PROVIDE THE MOST SIGNIFICANT ADVANTAGE OF OUR PRODUCT FOR ALL USERS, ESPECIALLY PROFESSIONAL INSTALLATION CONTRACTORS.

            - THERMAL PERFORMANCE: RTICATM PROVIDES EXCELLENT THERMAL PERFORMANCE PROPERTIES WITH OPTIMUM COST-EFFICIENCY.

            - ENERGY CONSERVATION: RTICATM REQUIRES LESS ENERGY TO MAKE THAN MOST COMPETITIVE PRODUCTS, YET CONSERVES MORE ENERGY WHEN IN PLACE; IT UTILIZES SIGNIFICANT QUANTITIES OF RECYCLED PET, AN INDUCEMENT TO RECYCLING OF PLASTIC WASTE.

RESEARCH AND DEVELOPMENT

         FROM INCEPTION TO MAY 31, 2000, WE HAVE INCURRED C$1,709,649 (APPROX. US$1,136,078) ON RESEARCH AND DEVELOPMENT. WE CURRENTLY CONTRACT SUBSTANTIALLY ALL OF OUR R&D EFFORTS TO NATIONAL RESEARCH COUNCIL INDUSTRIAL MATERIALS INSTITUTE ("NRC-IMI"), AN OUTSIDE AGENCY IN QUEBEC, CANADA WITH A SPECIALIZED INFRASTRUCTURE AND PERSONNEL RELATING TO OUR PRODUCTS. THESE R&D ACTIVITIES ARE FOCUSED ON MAKING PRODUCTION OF OUR PRODUCTS MORE COST EFFECTIVE AND IMPROVING PRODUCT FEATURES TO ADD VALUE. UNDER A GRANT PROGRAM WITH THE CANADIAN FEDERAL GOVERNMENT THROUGH THE NATIONAL RESEARCH COUNCIL CANADA ("NRC-CANADA"), WE ARE ELIGIBLE TO BE REIMBURSED FOR A PORTION OF R&D EXPENSES PAID BY US TO NRC-IMI. IN ADDITION, WE ARE PARTIES TO A REPAYABLE CONTRIBUTION AGREEMENT WITH NRC-CANADA UNDER WHICH NRC CANADA AGREES TO MAKE REPAYABLE CONTRIBUTIONS UP TO C$445,000 FOR THE PERFORMANCE OF CERTAIN WORK WE UNDERTAKE. AMOUNTS CONTRIBUTED BY NRC-CANADA ARE REPAYABLE COMMENCING JANUARY 1, 2004. SEE "PLAN OF OPERATION."

MARKETING AND SALES]

         The residential segment of the insulation market in North America is [CURRENTLY] dominated by fiberglass and other mineral fiber products. [WE BELIEVE OUR] RTICA(TM) product is well positioned to supply product for high performance thermal and acoustical applications in construction and manufacturing sectors currently occupied by fiberglass and plastic foams. [HOWEVER, RTICA(TM) IS A NEW PRODUCT WITH NO BROAD BASED RECOGNITION AND WE DO] not currently have any established [SALES AND] distribution channels for RTICA(TM). [TO OVERCOME THE LACK] of an existing market [, WE HAVE ADOPTED A STRATEGY OF A FOCUSED MARKETING EFFORT DIRECTED AT LARGE INSULATION CONTRACTORS IN CANADA AND THE EAST COAST OF THE UNITED STATES. WE BELIEVE THAT THIS MARKET REPRESENTS A SIGNIFICANT CUSTOMER BASE THAT CAN BE TARGETED AT RELATIVELY LOW COST, RATHER THAN EXPENDING SIGNIFICANT FUNDS FOR THE CREATION OF A BROAD-BASED NATIONAL SALES NETWORK. RELATIONSHIPS DEVELOPED WITH LARGE INSULATION CONTRACTORS WILL ASSIST AND ENHANCE OUR MARKETING EFFORTS BY PROVIDING PRODUCT VALIDATION AS WELL AS IMPORTANT ANTICIPATED CUSTOMER ENDORSEMENTS FOR RTICA(TM) WHICH WILL GENERATE ADDITIONAL CONSUMER DEMAND. BASED ON THE SUCCESS OF OUR MARKETING AND SALES EFFORT, WE CAN THEN CONSIDER EXPANDING OUR MARKETING PROGRAM TO INCLUDE] architects, builders, sub-contractors and retail outlets throughout Canada and the United States.

         [CONSISTENT WITH OUR MARKETING STRATEGY, WE ARE PRESENTLY NEGOTIATING WITH UNITED STATES INSTALLATION CONTRACTORS, WHO WE BELIEVE WILL PURCHASE ALL THE INITIAL OUTPUT OF OUR PRODUCTION FACILITY SUBJECT TO COMPETITIVE PRICING. SUCH SALES WILL LIKELY BE SUBJECT TO THE PURCHASER OBTAINING BUILDING CODE APPROVAL FOR THE INTENDED PRODUCT APPLICATION. TO DATE, NO SALES CONTRACTS HAVE BEEN ENTERED INTO AND THERE CAN BE NO ASSURANCE THAT ANY SALES WILL ACTUALLY BE MADE TO THESE CONTRACTORS.

         WE BELIEVE THAT IN THE FUTURE, WE WILL HAVE THE POTENTIAL TO SELL LICENSES TO MANUFACTURE, USE AND SELL RTICATM PRODUCTS USING OUR PATENTED TECHNOLOGY AND TRADEMARKS OUTSIDE OF] Canada and the United States [. POTENTIAL LICENSEES INCLUDE CONTRACTORS, DISTRIBUTORS OF CONSTRUCTION MATERIALS AND END USERS WHO REQUIRE LARGE QUANTITIES OF INSULATION MATERIALS. WE MAY ALSO SEEK STRATEGIC PARTNERS AMONG PRODUCT USERS AND MANUFACTURERS THAT USE AND/OR PRODUCE PET, AS WELL AS OTHER INVESTORS WHO ARE INTERESTED IN PARTICIPATING TO BRING RTICA(TM) TO MARKET.

         ON SEPTEMBER 1, 1997, WE SOLD FOR A FEE OF C$20,000, AN OPTION FOR AN EXCLUSIVE TEN-YEAR LICENSE TO MAKE, USE AND SELL OUR INSULATION PRODUCTS IN FOUR PROVINCES LOCATED IN WESTERN CANADA USING OUR TECHNOLOGY. THE OPTION MAY BE EXERCISED AT ANY TIME WITHIN SIX MONTHS AFTER THE DATE WE PRODUCE RTICA-TM- AT A RATE OF 500 KILOGRAMS PER HOUR AT OUR ONTARIO FACILITY. THE EXERCISE PRICE FOR THE OPTION IS C$500,000. ALTHOUGH THE LICENSE WOULD BE EXCLUSIVE EVEN AS TO INZECO, MANAGEMENT BELIEVES THAT THE TERRITORY COVERED BY THE LICENSE REPRESENTS APPROXIMATELY 2% OF THE POTENTIAL CUSTOMER BASE (BY POPULATION) IN CANADA AND THE UNITED STATES. THERE CAN BE NO ASSURANCE THAT THE OPTIONEE WILL EXERCISE ITS OPTION FOR THE LICENSE.

         DURING FISCAL 2000, WE HIRED RICHARD GALLOWAY, AS VICE PRESIDENT OF SALES AND MARKETING. MR. GALLOWAY BRINGS TO US TWENTY-FIVE YEARS OF EXPERIENCE IN THE FIBERGLASS INSULATION INDUSTRY, THE MAJORITY OF THAT TIME SPENT IN SALES AND MARKETING. WE BELIEVE HIS ESTABLISHED RELATIONSHIPS WITH THE MARKET AND POTENTIAL CUSTOMERS WILL ASSIST US IN ESTABLISHING A NETWORK OF CUSTOMERS AND IMPLEMENTING OUR MARKETING STRATEGY.

GOVERNMENT REGULATION

            BASED ON OUR PRODUCT TESTING, WE BELIEVE THAT RTICATM WILL MEET APPLICABLE BUILDING CODE STANDARDS IN MOST JURISDICTIONS IN CANADA AND THE UNITED STATES. ALTHOUGH BUILDING CODE CERTIFICATION IS GENERALLY NECESSARY AS A PRACTICAL MATTER, IT IS NOT REQUIRED TO LEGALLY SELL OUR PRODUCT; USERS OF OUR PRODUCT MAY OBTAIN APPROVAL FOR THEIR INTENDED PRODUCT USE ON A CASE-BY-CASE BASIS IN THE LOCAL JURISDICTION WHERE THE PRODUCT IS BEING USED. ONCE A PRODUCT IS CERTIFIED, IT IS GIVEN A "LISTING REFERENCE NUMBER," WHICH ENABLES USERS TO BYPASS THE BUILDING CODE REVIEW PROCESS ON A CASE BY CASE BASIS IN CONNECTION WITH EACH PROPOSED USE OF THE PRODUCT. AS CERTIFICATION THEREBY SAVES USERS TIME AND EFFORT, WE BELIEVE THAT IT IS IMPERATIVE THAT WE OBTAIN CERTIFICATION FOR RTICATM AS SOON AS PRACTICABLE. WE ARE CURRENTLY IN THE PROCESS OF APPLYING FOR CERTIFICATION IN CANADA AND THE UNITED STATES. BUILDING CODE CERTIFICATION OF A PRODUCT GENERALLY REQUIRES AN AUDIT OF MANUFACTURING AND TESTING PROCESSES AND A MANUFACTURER'S DEMONSTRATION OF ITS ABILITY TO MAKE A PRODUCT WITH GIVEN SPECIFICATIONS ON A CONSISTENT, ONGOING BASIS. THEREFORE, WE BELIEVE CERTIFICATION OF RTICATM WILL NOT BE OBTAINED UNTIL THE EXPANSION OF OUR MANUFACTURING CAPABILITY IS COMPLETED AND REASONABLE PRODUCTION LEVELS ARE SUSTAINED. THERE IS NO GUARANTEE THAT OUR STANDARD WILL BE ACCEPTED OR THAT WE WILL BE CERTIFIED AND ESTABLISH A LISTING. THE FAILURE TO OBTAIN CERTIFICATION COULD HAVE A SIGNIFICANT ADVERSE AFFECT ON OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCT. SEE "RISK FACTORS - GOVERNMENT REGULATION MAY IMPAIR OUR PROFITABILITY AND RESTRICT OUR GROWTH."]

PRICING


         There are a number of parameters that impact upon the pricing of insulation products. These include costs of raw materials, [COSTS OF ENERGY,] the density of the fiber, fiber thickness, direct labor [AND PACKAGING. IN ADDITION, NUMEROUS FACTORS] are likely to influence cost competitiveness considerations [, INCLUDING] ease of installation [AND RESISTANCE TO HEAT FLOW. OUR] pricing assumptions are based upon underlying assumptions with respect to direct labor, materials, and yield, which in turn is predicated upon certain mean assumptions with respect to production output, fiber physical properties, thickness, loft, [RESULTANT DENSITY AND THERMAL PERFORMANCE. WHILE WE HAVE MADE TEST INSTALLATIONS OF RTICA(TM), WE HAVE NOT YET SOLD ANY PRODUCT. THEREFORE, OUR] ability to fully test the reasonableness of [OUR] pricing assumptions is not yet evident. This will be necessary if [WE ARE] to instill confidence in builders and distributors, and in various trade associations, which might then be willing to promote the dissemination of RTICA(TM) in the marketplace.

PATENTS

            [WE HAVE] US patent number 5,582,905 (published on December 10,
1996) and Canadian patent number 2,190,957 (published on April 6, 1999) [. THESE PATENTS COVER FIBER BASED PLASTIC INSULATING PRODUCTS MADE WITHOUT USING ADHESIVES OR MECHANICAL METHODS TO CREATE THICKNESS, OR LOFT, WHICH IS A FUNDAMENTAL REQUIREMENT FOR EFFICIENT INSULATING PERFORMANCE. ALTHOUGH RTICA(TM) IS MADE OF RECYLED PET, WE BELIEVE THAT THE PATENTS COVER A WIDE RANGE OF POLYMERS. THE US PATENT WILL EXPIRE ON DECEMBER 9, 2016, AND THE CANADIAN PATENT WILL EXPIRE ON APRIL 5, 2019]. Applications for such patents are also pending in the European Patent Office. [EVEN THOUGH OUR PATENTS] do not prevent others from making thermoplastic fiber insulation, [WE BELIEVE] that they will result in their incurring higher manufacturing costs due to the need to use [MORE DIFFICULT] methods to create the loft. [WE HAVE FILED ADDITIONAL PATENT APPLICATIONS FOR OUR METHOD AND RELATED EQUIPMENT DESIGNS IN THE UNITED STATES. SEE "RISK FACTORS- OUR INABILITY TO PROTECT OUR TECHNOLOGY OR THE INTRODUCTION OF MORE TECHNOLOGICALLY ADVANCED PRODUCTS BY OUR COMPETITORS COULD DECREASE OUR PROFITABILITY."]

COMPETITION

         RTICA(TM) will compete in the [EXTREMELY COMPETITIVE] building insulation market , principally composed of large domestic and multinational companies which have significantly greater assets, working capital and marketing personnel than [US]. See "Risk Factors -- [WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES IN OUR INDUSTRY". WE BELIEVE] that there is no insulation product on the market that competes directly with RTICA(TM) in terms of achieving significant savings through the use of recycleD plastic to produce insulation material. However, [WE EXPECT] that if [OUR] products become successful, competitors will be more likely to develop and introduce into the marketplace comparable products and technologies. In such event, [WE] will likely be competing with larger, better capitalized and nationally recognized competitors.

EMPLOYEES

         [WE] currently [EMPLOY] eight full-time employees and three full-time consultants, including Warren Arseneau, President of [INZECO], who provides services pursuant to a written consulting agreement. See "Management [-- CONTRACTS WITH EXECUTIVES." AS WE GROW, WE] will be required to hire, train, integrate, manage and retain [OUR] workforce including [OUR] technology, manufacturing, engineering, sales and business development staff.

PROPERTY

         [OUR] executive offices and [OUR] prototype equipment and development facilities are located 30 minutes west of Toronto in Stoney Creek, Ontario, Canada. The site is equipped with production, office and test laboratory facilities and is under a lease expiring May 31, 2004 and has a monthly rent of C$7,100 (approximately US$4,665) plus taxes.

LEGAL PROCEEDINGS

            There are no pending legal proceedings to which [WE ARE] a party, and [WE ARE] not aware of any threatened legal proceedings involving [US.]

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The following table sets forth the information regarding all directors and executive officers of [INZECO]:


               NAME                     AGE        POSITION WITH THE COMPANY
               ----                     ---        -------------------------
               Warren D. Arseneau       51         President and Director
               Roger J. Short           60         Director
               Robert H. Stikeman       54         Counsel and Director
               Martin H. Beck           48         Vice President, Technology
                                                   and Director
               Michael Boyd             48         Director
               Steve Letwin             45         Director
               Richard Galloway         50         Vice-President, Sales and
                                                   Marketing

            WARREN ARSENEAU - Warren Arseneau - President and Director [SINCE APRIL 1987]. Mr. Arseneau has occupied a key role in guiding the development of RTICA Inc. since its establishment in 1991. RTICA Inc. is a wholly owned subsidiary of Inzeco Holdings Inc. and was named E2 Development Corporation prior to its name change in 1999. From June 1991 to June 1998, Mr. Arseneau served as a consultant to the Company pursuant to a management contract between E2 Development Corporation and Mr. Arseneau. From June 1998 [THROUGH DECEMBER 1999], Mr. Arseneau provided services to E2 Development Corporation, RTICA Inc. and Inzeco Holdings Inc. [PURSUANT TO] a management contract with Flat Rock Management, a sole proprietorship in Ontario engaged in management consulting [WHICH IS WHOLLY OWNED BY MR. ARSENEAU. FROM DECEMBER 1999 THROUGH MAY 15, 2000, MR. ARSENEAU WORKED WITHOUT A WRITTEN AGREEMENT. ON MAY 15, 2000, A SECOND CONSULTING AGREEMENT WAS EFFECTED BETWEEN FLAT ROCK MANAGEMENT AND RTICA INC. MR. ARSENEAU CURRENTLY SERVES AS A CONSULTANT TO INZECO UNDER THIS CONTRACT WHICH WILL REMAIN IN EFFECT UNTIL DECEMBER 31, 2004. SEE "EXECUTIVE COMPENSATION
- CONTRACTS WITH EXECUTIVES." ]

            ROGER J. SHORT - Director [SINCE INCEPTION]. Since September 1996, Mr. Short has owned Lecourt Enterprises Investment Management and Consulting. From September 1994 to September 1996, Mr. Short was chairman and chief executive officer of ES&S Limited, a privately held Canadian corporation in the industrial distribution business. From January 1991 to September 1994, Mr. Short was president and chief executive officer of Wajax Ltd., a Canadian public corporation listed on both the Toronto Stock Exchange and the Montreal Stock Exchange. He was also a director of Wajax Ltd.

            ROBERT H. STIKEMAN - Counsel [, DIRECTOR AND CHIEF FINANCIAL OFFICER SINCE INCEPTION]. Mr. Robert Stikeman has practised law in the Province of Ontario for approximately twenty years. Since 1986 he has served as senior partner in Stikeman, Graham & Keeley, a law firm which he was instrumental in establishing. Prior to that he was employed in private practice since approximately 1975.

            MARTIN H. BECK - Vice President, Technology and Director [SINCE INCEPTION]. Since 1988, Mr. Beck has been the principal shareholder and director of Dev Tech Labs, Inc., a private corporation providing a research and development facility. In 1986, Mr. Beck founded Dev Tech, Inc., a consulting and engineering corporation. In 1991, Dev Tech, Inc. and Dev Tech Labs, Inc. merged. During the period from 1977 to 1985, Mr. Beck was employed by Continental Can Corporation, a public corporation in the United States, initially as a research and development supervisor and then a general manager of research and engineering and site manager in research and development, engineering and manufacturing support and division quality control.


            MICHAEL M. BOYD - Director [SINCE INCEPTION]. Since September 1997, Mr. Boyd has been Vice-President of Merchant Banking with HSBC Capital (Canada) Inc. HSBC Capital (Canada) Inc. is a subsidiary of the HSBC Bank Canada, a member of the HSBC Group which is one of the largest financial institutions in the world. From May 1995 to present, Mr. Boyd has also served as President of Junior Industrial Finance Corp, a personal investment company. Mr. Boyd has over twenty-four years of business experience in the areas of venture capital investment, corporate finance and merchant banking. Mr. Boyd also serves as a Director for Acton Food Group Inc. which is listed on the Toronto Stock Exchange under the symbol AFF, Wescam Inc, listed on the Toronto Stock Exchange as WSC, and Stake Technology Limited, listed on NASDAQ under the symbol STKL.

         STEVEN LETWIN - Director [SINCE NOVEMBER 2000]. Mr. Letwin is currently the Vice-President, Distribution & Services of Enbridge Inc. and prior to holding this position he was the President and Chief Operating Officer of Energy Services for Enbridge Inc. during the period of March 1999 through August 2000. Prior to his employment with Enbridge Inc., he was employed as the Chief Financial Officer (from March 1998 to March 1999) and Vice-President, Marketing (from October 1995 to March 1998) of TransCanada Pipelines. Mr. Letwin has held senior executive positions with a number of companies in the energy transmission, exploration and production sectors. He has been responsible for acquisitions and divestitures, corporate economics and planning, corporate services and information systems, and financial services in companies that were involved in gas transmission, oil, refined products and electrical power.

            RICHARD GALLOWAY - Vice-President, Sales and Marketing [SINCE JUNE 2000]. Prior to that period, from September 1999 to May 2000, Mr. Galloway performed similar marketing services for [INZECO] on a part time basis. [FROM SEPTEMBER 1989 THROUGH DECEMBER 1999, MR. GALLOWAY PERFORMED MARKETING SERVICES FOR TEAM CONTRACTING INC. IN THE CONSTRUCTION INDUSTRY. SPECIFICALLY MR. GALLOWAY WORKED IN THE AREAS OF CONSTRUCTION MANAGEMENT FOR ADDITIONS AND RENOVATIONS AND CONSTRUCTION OF LOW INCOME HOUSING. HIS MAJOR CLIENTS INCLUDED THE UNITED STATES MILITARY, THE DEPARTMENT OF HOUSING, IN VARIOUS LOCATIONS THROUGH OUT THE UNITED STATES, THE NEW YORK CITY BOARD OF EDUCATION AND THE CITY OF NEW YORK DESIGN & CONSTRUCTION DEPARTMENT. PRIOR TO HIS EMPLOYMENT AT TEAM CONTRACTING, INC., MR. GALLOWAY WAS A SALES AND MARKETING EXECUTIVE IN THE INSULATION INDUSTRY.

            ALL DIRECTORS HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS. DIRECTORS CURRENTLY RECEIVE NO COMPENSATION FOR SERVING ON THE BOARD OF DIRECTORS OTHER THAN REIMBURSEMENT OF REASONABLE EXPENSES INCURRED IN ATTENDING MEETINGS. OFFICERS ARE ELECTED ANNUALLY BY THE BOARD OF DIRECTORS AND SERVE AT THE DISCRETION OF THE BOARD.] There is no family relationship between any [DIRECTOR OR OFFICER] and any other [DIRECTOR OR OFFICER].

EXECUTIVE COMPENSATION

            The following table sets forth all compensation paid in respect of the Chief Executive Officer and those individuals who received compensation in excess of US$100,000 per year ("Named Executive Officer"). [INZECO] has one Named Executive Officer. There were no other individuals who received compensation in excess of US$100,000 in the most recently completed fiscal year. During [OUR] most recently completed financial year the Named Executive Officer received an aggregate cash compensation by [INZECO] and RTICA Inc. in the amount of C$195,000 (approx. US$127,693).


SUMMARY COMPENSATION TABLE(1)
                                                       IN CANADIAN DOLLARS
                                                         ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                -------------------------------------    --------------------------------------
NAME AND PRINCIPAL POSITION        YEAR            SALARY (C$)           BONUS(C$)         SECURITIES UNDERLYING OPTIONS/SARS
                                                                                                          (#)
-------------------------------    ---------    -----------------     ---------------    --------------------------------------
Warren Arseneau................    2000            [120,000(1)           75,000(2)                         -]
     President                     1999                                      -                             -
                                                  [120,000(1)]
                                   1998                                      -                             -
                                                  [120,000(1)]
                                   1997                                      -                          225,000
                                                  [118,700(1)]

(1) This represents management fees paid under a consulting contract pursuant to which office and administrative expenses of approximately C$40,000 (approx. US$26,193) incurred by Mr. Arseneau were to be paid by Mr. Arseneau.

(2) Under the terms of Mr. Arseneau's contract with [INZECO], over the four year term of the agreement, Mr. Arseneau is entitled to bonuses totaling up to C$325,000 if [INZECO] meets certain economic and strategic goals. See "Contracts with Executives."

CONTRACTS WITH EXECUTIVES

            RTICA Inc., the wholly owned subsidiary of [INZECO], signed a consulting agreement with Warren Arseneau dated May 15, 2000 to manage [INZECO]. The consulting agreement terminates on December 31, 2004. In consideration for the services to be provided by Mr. Arseneau, [WE HAVE] agreed to pay the following consulting fees to Mr. Arseneau: C$12,500 (approx. US$8,185) per month from June 1, 2000 through December 31, 2000; C$13,000 (approx. US$8,513) per month during 2001; C$13,500 (approx. US$8,840) per month during 2002; C$14,000 (approx. US$9,168) per month during 2003; C$1,500 (approx. US$982) per day, for a maximum of 100 days during 2004. Mr. Arseneau is also entitled to bonuses totaling C$325,000, in the event the company meets certain economic and strategic goals. In the event of a sale of [INZECO,] Mr. Arseneau will be entitled to one percent (1%) of the sale proceeds. [IN ADDITION, IN THE

EVENT OF A CHANGE IN CONTROL, WE WILL OWE MR. ARSENEAU A PENALTY FEE OF C$750,000 (APPROX. US$485,286) IF THE CONSULTING AGREEMENT IS TERMINATED WITHIN 24 MONTHS OF THE CHANGE IN CONTROL.]

         In addition, Mr. Arseneau will also be granted options to purchase a total of 425,000 shares of [INZECO'S COMMON STOCK]. The options shall be [ISSUED AS ]to 100,000 shares on each of December 1, 2000, January 15, 2001, January 15, 2002, and January 15, 2003, and [AS] to the remaining 25,000 shares underlying the options on January 15, 2004. The options shall be [IMMEDIATELY] exercisable at the [FAIR] market [VALUE] on the date of issuance. Mr. Arseneau is also reimbursed for certain travel expenses and other direct expenses made on behalf of [INZECO].

         RTICA Inc. has also signed a confidentiality, non-competition and intellectual property agreement with Warren Arseneau dated May 15, 2000. The term of the agreement is for 3 years after termination of the consulting agreement with Mr. Arseneau.

         Mr. Michael Boyd, through Junior Industrial Finance Corp., ("JIFC") provides financing, strategic planning and other consulting services to [INZECO] pursuant to a consulting agreement between RTICA Inc., a wholly owned subsidiary of [INZECO], and JIFC. The agreement is effective as of April 1, 2000 and terminates on December 30, 2001. Under the agreement, Mr. Boyd receives US$500 per month plus US$50 per month expense allowance and reimbursement for out of pocket expenses incurred in connection with services performed.

         Mr. Martin Beck provides financing, strategic planning and other consulting services to [INZECO] pursuant to a consulting agreement with RTICA Inc., a wholly owned subsidiary of [INZECO]. The agreement is effective as of April 1, 2000 and terminates on December 30, 2002. Under the agreement, Mr. Boyd receives US$1,000 for up to ten hours consulting services per month plus US$100 expense allowance for up to twenty hours consulting services per month. For consulting services over ten hours per month, Mr. Beck is paid fees of US$1,000 per day and US$50 per day for expenses incurred over twenty hours of consulting services per month. In addition, Mr. Beck is entitled to a bonus of US$5,000 in the event [INZECO] secures financing of at least [C$2,000,000 (APPROX. US$1,294,096)] during the term of the agreement.

         Mr. Roger Short serves [INZECO] pursuant to a consulting agreement executed by RTICA Inc. and Mr. Short (the "Short Agreement"). The Short Agreement is effective as of January 1, 2000 and terminates on December 31, 2001. Under the Short Agreement, Mr. Short receives C$2,500 (approx. US$1,609) per month plus C$300 (approx. US$203) per month expense allowance [FOR UP TO TWO DAYS OF CONSULTING SERVICES PER MONTH] and reimbursement for out of pocket expenses incurred by Mr. Short in connection with services performed. [FOR CONSULTING SERVICES OVER TWO DAYS PER MONTH, MR. SHORT IS PAID FEES OF C$1,600 (APPROX. US$1,035) PER DAY.]

         From September 1999 through May 2000, Mr. Richard Galloway provided consulting services to [INZECO] related to sales and marketing on a part time basis and was paid a total of US$52,853 for that period. Since June 2000, Mr. Galloway has provided such consulting services on a full time basis and receives US$8,500 per month for services performed. Mr. Galloway has no written contract with [US,] however, [WE INTEND] to enter a written consulting agreement with Mr. Galloway during the fiscal year ending May 31, 2001. Mr. Galloway has not been granted any bonuses or options to date.

         [NONE OF OUR] other executive officers or directors presently receives or has received a salary or other compensation from [INZECO] or RTICA Inc. However, it is intended that certain of [OUR] officers may be employed in the future pursuant to written employment agreements. [WE] presently [BELIEVE] that none of the salaries will exceed C$30,000 (approx. US$20,634) during the fiscal year ending 2001.

DIRECTORS AND OFFICERS INSURANCE

         [WE DO] not maintain directors and officers insurance.

KEY MAN INSURANCE

         [WE MAINTAIN] a Canadian one million dollar (C$1,000,000) term life insurance policy on Warren Arseneau.

STOCK OPTION PLAN

         The shareholders of Inzeco have adopted the Inzeco Holdings Inc. Stock Option Plan (the "Plan") in order to provide an incentive for key directors, officers and employees. The Plan provides that the Board of Directors of Inzeco may, from time to time in its discretion, grant to key directors, officers and employees and consultants providing significant time and attention to [INZECO] under contract to Inzeco, or the registered retirement savings plan, or holding companies of them, the option to purchase shares of [INZECO'S COMMON STOCK]. The Board of Directors may determine the market price per share of [COMMON STOCK] and the number of shares of [COMMON STOCK] which may be allotted to each such person or plan and all other terms and conditions of the option, in accordance with the applicable policies of any relevant regulatory authority or the Canadian Venture Exchange. These options will be exercisable for a period not exceeding 5 years from the date of grant. The shareholders have authorized the granting of up to 3,500,000 options by the directors. Currently there are 2,955,250 outstanding, which have been granted at the following exercise prices:
1,810,250 at $0.20 per share; 5,000 at $0.22 per share; 55,000 at $0.25 per share; 30,000 at $0.35 per share; 115,000 at $0.39 per share and 940,000 at
$0.75 per share (451,000 of which are subject to shareholder approval).

       The Plan provides that if a participant ceases to be eligible due to the loss of corporate office (being that of an officer or director) or employment or consultant status, the option shall expire after [90] days. The Plan also provides that the estate of a deceased participant can exercise the deceased's options for a period not exceeding six months following the date of the death.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

         Since the beginning of [OUR] last completed fiscal year, none of [OUR] directors or senior officers nor any of their respective associates or affiliates, has been indebted to [INZECO] or to [OUR] wholly owned subsidiary, except Warren Arseneau who owed C$39,117 (approx. US$25,993), which was paid prior to the year ending May 31, 2000. See "Certain Relationships and Related Transactions."

                             PRINCIPAL SHAREHOLDERS

         To [OUR] knowledge, [WE ARE] not directly or indirectly owned or controlled by another corporation or by any foreign government.

         The following table sets forth information as of November 1, 2000 with respect to the beneficial ownership of shares of [COMMON STOCK] currently issued and outstanding by (i) each person known to us to be the owner of more than 5% of the outstanding shares of [COMMON STOCK], (ii) each officer and director, and
(iii) all officers and directors as a group. Unless otherwise indicated, the address for each individual listed is 999 Barton Street, Stoney Creek, Ontario L8E 5H4 Canada.


[TITLE OF CLASS]                    Name                               Amount                 Percent of Class
                                                                                              [(12)
Common                 Warren Arseneau                                  3,908,175 (1)                   12.63%
Stock]

       [COMMON         Martin Beck                                      4,970,962 (2)                   14.87%
       STOCK]

       [COMMON         Michael Boyd                                       901,378 (3)                   2.72%
       STOCK]

       [COMMON         Richard Galloway                                     33,503                      0.10%
       STOCK]

       [COMMON         Steven Letwin                                     100,000 (4)                    0.30%
       STOCK]

       [COMMON         Roger J. Short                                   1,577,518 (5)                   4.72%
       STOCK]

       [COMMON         Robert Stikeman                                   368,026 (6)                    1.12%
       STOCK]          Stikeman, Graham & Keeley
                       220 Bay Street, 7th Floor, Box 24
                       Toronto,          [ONTARIO]
                       M5J 2W4 [CANADA]

[COMMON                Acuity Investment Management                       2,400,000                     7.30%
STOCK                  Inc. as agent for AUIF3817002(7)
                       65 Queen Street West, Suite
                       1800
                       Toronto, Ontario M5H 2M5
                       Canada

       Common          Enbridge Inc. [(8)]                           3,627,723      [(9)]               10.75%
       Stock]          Canada Trust Tower
                       421 7th Avenue SW, Suite 2900
                       Calgary, Alberta T2P 4K9
                       Canada

       [COMMON         Nice Investments LLC [(10)]                        2,807,500                     8.54%
       STOCK]          40 West Gude Drive, Suite 210
                       Rockville,      [MARYLAND]
                       20850

       [COMMON         All officers and directors as a                                                  33.92%
       STOCK]          group  [(7]     persons)                       [11,859,562 (11)]

-----------

(1) Includes 325,000 shares subject to options granted to Mr. Arseneau that are currently exercisable. Does not include 325,000 shares subject to options granted to Mr. Arseneau that are not currently exercisable and will not be exercisable within the next 60 days.

(2) Includes 4,083,212 shares owned by Greensulate L.L.C., a private U.S. company controlled by Martin Beck. Also includes 567,750 shares subject to options granted to Mr. Beck that are currently exercisable.

(3) Includes 263,838 shares owned directly by Mr. Boyd; 113,073 shares owned indirectly through Investor Services in Trust for Mr. Boyd's RRSP; and 289,467 shares owned indirectly through Junior Industrial Finance Corp., a private company wholly owned by Mr. Boyd. Also includes 235,000 shares subject to options granted to Mr. Boyd that are currently exercisable.

(4) Includes 100,000 shares subject to options granted to Mr. Letwin that are currently exercisable.

(5) Includes 577,500 shares subject to options granted to Mr. Short that are currently exercisable.

(6) Includes 100,000 shares subject to options granted to Mr. Stikeman that are currently exercisable.



(7) [ACUITY INVESTMENT MANAGEMENT INC. AS AGENT FOR A/C AUIF3817002 IS MUTUAL FUND INVESTMENT COMPANY.

(8) ENBRIDGE INC. IS A PUBLIC COMPANY THAT TRADES ON THE TORONTO STOCK EXCHANGE UNDER THE SYMBOL ENB AND ON NASDAQ UNDER THE SYMBOL ENBR.

(9)] Includes an aggregate of 900,000 shares issuable upon the conversion of Debentures held by Enbridge Inc.

[(10) NICE INVESTMENTS LLC IS A DELAWARE LIMITED LIABILITY COMPANY OWNED BY
      MEMBERS OF A TRADE ASSOCIATION IN THE CONSTRUCTION INDUSTRY.

(11)] Includes an aggregate of 1,805,250 shares issuable upon exercise of currently outstanding options granted to officers and directors of [INZECO] that are currently exercisable or exercisable within 60 days.

[(12)] Shares of [COMMON STOCK] which a person has the right to acquire within 60 days of the date of this [PROSPECTUS] pursuant to the exercise of options, warrants or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. See "Management - Option Plans and Grants" and "Plan of Distribution."

                                   [PROMOTERS

         WARREN D. ARSENEAU AND MARTIN BECK, WHO ARE DIRECTORS OF INZECO, MAY BE CONSIDERED TO BE ITS PROMOTERS IN THAT THEY TOOK THE INITIATIVE IN FORMING INZECO. FOR A LISTING OF COMMON SHARES AND OPTIONS ISSUED TO THE PROMOTERS NAMED IN THIS SECTION, SEE "DIRECTORS AND OFFICERS" AND "EXECUTIVE COMPENSATION -STOCK OPTIONS."]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, [WE HAVE] not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, or any member of the immediate families of the foregoing persons (including spouses, parents, children, siblings and in-laws).

            1. Since 1997, DevTech Labs Inc. ("DevTech") has provided [US] with product and process development services in consideration for the following amounts for the years indicated: US$88,940
                  (1999) [AND US$49,292 (2000)]. Mr. Martin Beck, a Director of [INZECO] is the President, Director and a principal shareholder of DevTech. In addition, since January 1, 2000, [WE HAVE] paid Mr. Beck US$1,100 per month as consulting fees.

            2. On June 25, 1999, [WE] loaned Mr. Warren Arseneau C$25,000 pursuant to a term promissory note bearing interest at a rate of 9% per annum with a maturity date of May 31, 2000. There was no prepayment penalty under the terms of the note. Mr. Arseneau repaid the total indebtedness including interest due under the note and an unused advance received for expenses in the amount of C$39,117 (approx. US$25,993) prior to the maturity date.

            3. On November 23, 1999, DevTech loaned RTICA, Inc, a wholly owned subsidiary of [INZECO,] US$25,000 pursuant to a promissory note bearing interest at a rate of 5.42% per annum with a maturity date of November 22, 2000. There was no prepayment penalty under the terms of the note. RTICA Inc. repaid the total indebtedness due under the note prior to the maturity date.

            4. On April 4, 2000, [WE] obtained short term financing from a number of investors. Mr. Michael Boyd, a director of [INZECO] and one of the investors in the group, loaned [INZECO] C$31,800 (approx. US$21,934) pursuant to a term promissory note bearing interest at a rate of 20% per annum with a maturity date of May 31, 2000. The note was repaid in full prior to the maturity date.

            5. [MESSRS. ARSENEAU, BOYD, BECK AND SHORT, ALL OF WHOM ARE DIRECTORS OF INZECO, PERFORM SERVICES FOR THE COMPANY PURSUANT TO CONSULTING CONTRACTS. THE TERMS OF THESE CONTRACTS ARE SET FORTH IN THE SECTION ENTITLED "EXECUTIVE COMPENSATION - CONTRACTS WITH EXECUTIVES."

            6.] Mr. Robert Stikeman through Stikeman, Graham & Keeley receives fees from [INZECO] in consideration for legal services provided to [INZECO. ]

         [WE BELIEVE] that the terms of the transactions described above were comparable to those which could have been obtained from non-affiliated parties.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of an unlimited number of shares of [COMMON STOCK], of which 32,856,886 are presently issued and outstanding, and an unlimited number of Preferred Stock, none of which is outstanding. The Company's [COMMON STOCK] currently trades on the Canadian Venture Exchange (CDNX) under the symbol IZE. On November 14, 2000, the closing price of the [COMMON STOCK] was C$0.72 (approx. US$0.466). The Stock has a 52 week high and a 52 week low of C$1.20 (approx. US$0.783) and C$0.22 (approx. US$0144), respectively. The Company intends to have its [COMMON STOCK] listed on the OTC-BB under the symbol INZCF.

COMMON STOCK

         Subject to preferential rights with respect to any outstanding Preferred Stock, none of which is presently issued and outstanding, holders of [COMMON STOCK] are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of [COMMON STOCK] are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their [COMMON STOCK] into any other securities. All shares of [COMMON STOCK] have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.

         The Company is authorized to issue an unlimited number of shares of [COMMON STOCK] without nominal value or par value, of which as at the date hereof, 32,856,886 are issued and outstanding as fully paid and non-assessable; 2,955,250 are issuable upon the exercise of options granted under the Company's Stock Option Plan; 900,000 shares of [COMMON STOCK] are reserved for issuance upon the conversion of Debentures of the Company in the principal amount of C$360,000 (approx. US$249,913) held by Enbridge Inc.

         Inzeco plans to retain any future earnings for use in its business and, accordingly, does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of Inzeco's Board of Directors and will depend, among other factors, upon Inzeco's earnings, financial condition and capital requirements. There can be no assurance that dividends will ever be declared and paid.

PREFERRED STOCK

         The Board of Directors of the Company, without action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of any class of [COMMON STOCK].

         The authority of the Board to issue the Preferred Stock could have the effect of discouraging attempts to obtain control of the Company by means of merger, tender offer, proxy contests or otherwise or could delay and make more costly any such attempt. The voting and conversion rights provided to such shares could adversely affect the voting power of the holders of [COMMON STOCK]. There are presently no agreements or understandings, and the Board of Directors currently has no intention, to issue any shares of Preferred Stock.

ESCROWED SHARES

         Particulars of the shares of [COMMON STOCK] (the "Common Shares") that are escrowed are as follows[ ]:


                                        Number of Common Shares                 Percentage of Common Shares
DESIGNATION OF SECURITY                 Held in Escrow                          Held in Escrow
--------------------------------------- --------------------------------------  --------------------------------------
Common Shares                           10,295,939                              31.34%

         10,295,939 Common Shares are held in escrow pursuant to the following three escrow agreements:

(1) 450,001 Common Shares (the "Initial Escrowed Shares") are held in escrow pursuant to an escrow agreement dated September 18, 1997, among the Company, Montreal Trust Company of Canada, Roger J. Short, William R. Beavers, Sheila M. Finn, Martin H. Beck, Doug W. Lammle, Barrie W. Lammle, Robert Griesdale and Ken Unger, (the "Security Holders") all of whom executed such escrow agreement (the "Initial Escrow Agreement"). The Security Holders under the Initial Escrow Agreement have deposited in escrow with Montreal Trust Company of Canada all of the Common Shares beneficially owned, directly or indirectly, at the time of the offering made by the Company pursuant to the [PROSPECTUS] of the Company dated September 19, 1997 (filed with Alberta Securities Commission), or to be acquired upon exercise of options held by them prior to a major transaction. The Initial Escrow Agreement [AS WELL AS THE PERFORMANCE ESCROW AGREEMENT AND THE TIME RELEASE ESCROW AGREEMENT, DESCRIBED FURTHER BELOW, WERE ENTERED INTO AS REQUIREMENTS] of the Alberta Securities Commission [PURSUANT TO THE ALBERTA SECURITIES COMMISSION POLICY 411 AND THE ALBERTA STOCK EXCHANGE CIRCULAR NO. 7]. The Initial Escrowed Shares are to be released as to one third of the original number of Initial Escrowed Shares on each of the first, second and third anniversaries of completion of the [ACQUISITION OF E2 DEVELOPMENT CORPORATION BY INZECO HOLDINGS INC. (THE "MAJOR TRANSACTION")], which took place on April 28, 1998. Accordingly, as of November 14, 2000, 450,001 of the Initial Escrowed Shares remain held in trust by Montreal Trust Company of Canada and will be released on April 28, 2001.

(2) In relation to the Company's Major Transaction, CDNX required that 1,640,998 Common Shares be held in escrow pursuant to a timed release escrow agreement dated April 28, 1998 (the "Timed Release Escrow") between the Company and Roger J. Short, William R. Beavers,

      Greensulate L.L.C., Sheila M. Finn, Warren D. Arseneau, Michael Boyd, Junior Industrial Finance Corp. Robert H. Stikeman, Gundyco in Trust for Sheila Finn RRSP Account #550-28824-17, T/D Investor Company in Trust for Mike Boyd RRSP Account #140422-S, and RBC Dominion in Trust for William Beavers RRSP Account #49380616-1-3 (the "Securityholders"), whereby the escrowed securities shall, with the consent of CDNX, be released from escrow as to one third thereof on each of the first, second, and third anniversaries of April 28, 1998, the date the Major Transaction was completed. As of November 14, 2000, 546,999 Common Shares remain in escrow and will be released on April 28, 2001.


(3) In relation to the Company's Major Transaction, CDNX further required that 9,298,939 Common Shares be held in escrow pursuant to a performance escrow agreement dated April 28, 1998 (the "Performance Release Escrow") between the Company and the Securityholders, whereby one escrowed share shall, with the consent of CDNX, be released for each $0.20 of cash flow generated by or from the Company's assets as shown on the audited financial statements or verified by the Company's auditors, provided that the maximum number of shares which may be released from escrow in any one calendar year to any Securityholder shall be one-third of the original number of shares held in escrow on behalf of such Securityholder. As of November 14, 2000, 9,298,939 Common Shares remain in escrow.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Company's certificate of incorporation generally provides for indemnification of each director, officer, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to its best interest and had no reasonable cause to believe that such conduct was unlawful. The Securities and Exchange Commission is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.



                          [MATERIAL] UNITED STATES AND
                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES

         The following describes [MATERIAL] United States federal income tax consequences of the purchase, ownership and disposition of Inzeco shares of [COMMON STOCK] by a shareholder [WHO] is a citizen or resident of the United States or a United States domestic corporation or [WHO] otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986 (the "Code"), as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this [PROSPECTUS] may affect the tax consequences described herein. This summary discusses only the [MATERIAL] United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of [OUR COMMON STOCK. IT DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THOSE BENEFICIAL OWNERS WHO ACQUIRED SECURITIES UNDER A STOCK OPTION PLAN OR OTHERWISE IN CONNECTION WITH THE

PERFORMANCE OF SERVICES FOR THE COMPANY]. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, [CERTAIN RELIGIOUS, SCIENTIFIC, CHARITABLE AND SIMILAR TAX-EXEMPT ORGANIZATIONS,] or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these securities should consult their [OWN] tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States shareholder should consult his [OWN] tax advisor with regard to the application of the United States federal income tax laws to his situation.

         A United States shareholder generally will realize, to the extent of [OUR] current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of [OUR COMMON STOCK] equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by [(OR CREDITED TO)] the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code[,] a United States shareholder may elect to claim [(]as a foreign tax credit against the United States federal income tax liability of such holder[) THE AMOUNT OF ANY CANADIAN TAX WITHHELD OR PAID WITH RESPECT TO DIVIDENDS ON THE SHARES OF OUR COMMON STOCK]. Dividends on the shares of [OUR COMMON STOCK] generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. [SUBJECT TO THE REQUIREMENTS AND LIMITATIONS IMPOSED BY THE CODE,] United States shareholders who do not elect to claim any foreign tax credits may claim a deduction [(IN COMPUTING THEIR UNITED STATES TAXABLE INCOME) FOR ANY] Canadian income tax withheld [OR PAID WITH RESPECT TO SUCH DIVIDENDS]. Dividends paid on the shares of [OUR COMMON STOCK] will not be eligible for the dividends received deduction available in certain cases to United States corporations.

         Upon a sale or exchange of a share of [OUR COMMON STOCK], a United States shareholder will [GENERALLY] recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of [COMMON STOCK].

Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will be either long-term or short-term depending upon the period of time the shares of [OUR COMMON STOCK THAT WERE] sold or exchanged, as the case may be, were held.

         [Each investor should consult his tax advisor to discuss] the tax consequences [of owning shares in view of his particular situation, as the general rules described above may vary depending on his circumstances.]

CANADA

         The following is a summary of [MATERIAL] Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of [OUR COMMON STOCK] purchased pursuant to this [PROSPECTUS] by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada,
(ii) holds shares of [OUR COMMON STOCK] as capital property, (iii) does not have a"permanent establishment" or "fixed base" in Canada, and (iv) deals [WITH US] at arm's length . Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

         This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this [PROSPECTUS] and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein.

         [Each investor should consult his tax advisor to discuss] the tax consequences [of owning shares in view of his particular situation, as the general rules described above may vary depending on his circumstances.]

DIVIDENDS

         Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of [OUR COMMON STOCK] to a United States shareholder who owns less than 10% of [OUR] voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

         Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

         [Each investor should consult his tax advisor to discuss] the tax consequences [of owning shares in view of his] particular [situation].

DISPOSITION OF SHARES OF COMMON STOCK

         A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of [OUR COMMON STOCK] will not be subject to tax under the Income Tax Act (Canada) unless such shares constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the disposition or deemed disposition. In general, the shares of [OUR COMMON STOCK] will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq Small Cap Market) or at any time within the five-year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of [OUR] shares. A deemed disposition of shares of [OUR COMMON STOCK] will arise on the death of a United States shareholder.

         If the shares of [COMMON STOCK] are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of [COMMON STOCK] at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. [WE ARE] of the view that the shares of [COMMON STOCK] do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of [OUR] Company's [COMMON STOCK] must be made at the time of the disposition or deemed disposition.

         [Each investor should consult his tax advisor to discuss] the tax consequences [of owning shares in view of his] particular [situation].

                              INVESTMENT CANADA ACT

         The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

         [WE ARE] currently a Canadian company (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of [US], such acquisition will be subject to the Investment Canada Act. In general, any transaction which is subject to the Investment Canada Act is a reviewable transaction if the book value of the [TARGET COMPANY'S] assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquirer is a ["]WTO Investor,[" (AS DEFINED BELOW)] acquiring control of [US] would only be reviewable if the book value of [OUR] assets exceeded C$192 million. (This number is the threshold amount for 2000 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

         If the book value of [OUR] assets exceeds the applicable threshold for review, the potential acquirer must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada.["] This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.


         The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquirer's consent.


                        [SHARES ELIGIBLE FOR FUTURE SALE

         WE HAVE 32,856,886 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING OF WHICH 32,669,286 SHARES (INCLUDING THE 3,557,500 SHARES OFFERED BY THIS PROSPECTUS) WILL BE FREELY TRADEABLE WITHOUT RESTRICTION OR FURTHER REGISTRATION UNDER THE SECURITIES ACT, EXCEPT FOR ANY SHARES PURCHASED BY AN AFFILIATE OF INZECO. AN AFFILIATE OF INZECO, A PERSON WHO HAS A CONTROLLING POSITION WITH REGARD TO INZECO, WILL BE SUBJECT TO RESALE LIMITATIONS OF RULE 144 UNDER THE SECURITIES ACT.

         ALL OF THE REMAINING 187,600 SHARES OF COMMON STOCK CURRENTLY OUTSTANDING THAT WERE SOLD IN THE UNITED STATES AND/OR HELD BY UNITED STATES RESIDENTS ARE "RESTRICTED SECURITIES" AS THE TERM IS DEFINED IN RULE 144. SUCH RESTRICTED SHARES WILL BECOME ELIGIBLE FOR SALE BEGINNING 90 DAYS FOLLOWING THE DATE OF THIS PROSPECTUS, SUBJECT TO THE COMPLIANCE WITH THE NOTICE AND MANNER OF SALE REQUIREMENTS OF RULE 144 AND PROVIDED WE ARE CURRENT IN OUR REPORTING OBLIGATIONS UNDER THE SECURITIES ACT OF 1934. IN ADDITION, THE NUMBER OF RESTRICTED SECURITIES THAT CAN BE SOLD BY A PERSON DURING ANY THREE MONTH PERIOD IS SUBJECT TO LIMITATIONS UNDER RULE 144.

         WE CANNOT PREDICT THE EFFECT, IF ANY, THAT MARKET SALES OF COMMON STOCK OR THE AVAILABILITY OF THESE SHARES FOR SALE WILL HAVE ON THE MARKET PRICE PREVAILING FROM TIME TO TIME. NEVERTHELESS, THE POSSIBILITY THAT SUBSTANTIAL AMOUNTS OF COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR THE COMMON STOCK AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF OUR EQUITY SECURITIES.]

                              SELLING SHAREHOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the [COMMON STOCK] by the Selling Shareholders and as adjusted to give effect to the sale of the shares offered in this [PROSPECTUS].


                                                                                     Number of
                                            Number of            Number of           Shares of          Percentage
                                            Shares of            Shares of           Common             of Common
                                            Common Stock         Stock Eligible      Stock to be        Stock to be
                                            Owned as of          for Resale          Owned              Owned
                                            the Date of the      Pursuant to         Following the      following
Name of Selling Securityholder              Prospectus           the Prospectus      Offering           the Offering
------------------------------------------  -------------------  ------------------- ------------------ ----------------
                                                   250,000              250,000               0                 0%
[ELEUTERRA INVESTMENT
MANAGEMENT INC. - FIRST WAVE
INC.]
2004-200 King Street West
Toronto, Ontario M5H 3T4 Canada
Nice Investments LLC                             2,807,500            2,807,500               0                 0%
40 West Gude Drive, Suite 210
Rockville, MD 20850                                500,000              500,000               0                 0%
Superior Intech Inc.
1340 Warwick Avenue
Oakville, Ontario L6L 2W1 Canada

         [ALL OF THE SELLING SHAREHOLDERS OTHER THAN NICE INVESTMENTS LLC ACQUIRED THEIR SHARES IN OCTOBER 2000 UPON CONVERSION OF SPECIAL WARRANTS ISSUED IN A PRIVATE PLACEMENT CONSUMMATED IN CANADA (AND NOT SUBJECT TO THE SECURITIES
ACT) IN JUNE 2000. THE SPECIAL WARRANTS WERE SOLD FOR

C$.60 EACH (APPROXIMATELY US$0.45) AND AUTOMATICALLY CONVERTED INTO ONE SHARE OF COMMON STOCK UPON THE FILING OF AN APPROPRIATE PROSPECTUS WITH ONTARIO SECURITIES COMMISSION. SUCH SHARES MAY CURRENTLY BE SOLD IN CANADA ON THE CANADIAN VENTURE EXCHANGE WITHOUT RESTRICTION. SEE "PLAN OF OPERATION."

         NICE INVESTMENTS LLC ACQUIRED ITS 2,807,500 SHARES FOR US$.40 EACH IN A PRIVATE PLACEMENT CONSUMMATED IN THE UNITED STATES IN MAY 2000.

         IN RECOGNITION OF THE FACT THAT THE SELLING SHAREHOLDERS MAY WISH TO BE LEGALLY PERMITTED TO SELL THEIR SHARES OF COMMON STOCK WHEN THEY DEEM APPROPRIATE, WE AGREED WITH THE SELLING SHAREHOLDERS TO FILE WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, UNDER THE SECURITIES ACT, AS AMENDED, A REGISTRATION STATEMENT ON FORM SB-2, OF WHICH THIS PROSPECTUS IS A PART, WITH RESPECT TO THE RESALE OF THE SHARES OF COMMON STOCK, AND HAVE AGREED TO PREPARE AND FILE SUCH AMENDMENTS AND SUPPLEMENTS TO THE REGISTRATION STATEMENT AS MAY BE NECESSARY TO KEEP THE REGISTRATION STATEMENT IN EFFECT UNTIL THE SHARES OF COMMON STOCK ARE NO LONGER REQUIRED TO BE REGISTERED FOR THE SALE THEREOF BY THE SELLING SHAREHOLDERS.]

                              PLAN OF DISTRIBUTION

         The shares of common stock offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees and other successors in interest. These pledgees, donees, transferees and other successors in interest will be deemed "Selling Shareholders" for the purposes of this [PROSPECTUS]. The shares of common stock may be sold on

            - one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board);

            -     or in privately negotiated transactions.

         The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Shareholders and purchasers. In addition, the Selling Shareholder may, from time to time, sell short the common stock, and in these instances, this [PROSPECTUS] may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

         Transactions involving brokers or dealers may include, without limitation, the following:

            -     ordinary brokerage transactions,
            - transactions in which the broker or dealer solicits purchasers,
            - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
            - purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

         In effecting sales, brokers and dealers engaged by the Selling Shareholders or the purchasers of the shares of [COMMON STOCK] may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         [WE ARE] bearing all of the costs relating to the registration of the shares of [COMMON STOCK (ESTIMATED AT US$125,000)] other than certain fees and expenses, if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of [COMMON STOCK] will be borne by the Selling Shareholders, the purchasers participating in the transaction, or both.

         Any shares covered by this [PROSPECTUS] which qualify for sale pursuant to Rule 144 under the Securities Act , as amended, may be sold under Rule144 rather than pursuant to this [PROSPECTUS].

         The Selling Shareholders have agreed to indemnify [US AND WE HAVE] agreed to indemnify the Selling Shareholders, against certain liabilities, including liabilities under the Securities Act [.

         ALL EXPENSES OF REGISTRATION INCURRED IN CONNECTION WITH THIS OFFERING ARE BEING BORNE BY THE COMPANY, BUT ALL SELLING AND OTHER EXPENSES INCURRED BY THE SELLING SHAREHOLDERS WILL BE BORNE BY THE SELLING SHAREHOLDERS. SEE "SELLING SHAREHOLDERS."

         THE SELLING SHAREHOLDERS AND ANY BROKER-DEALERS PARTICIPATING IN THE DISTRIBUTION OF THE SHARES MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSIONS OR DISCOUNTS GIVEN TO ANY SUCH BROKER-DEALER MAY BE REGARDED AS UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE 1933 ACT.

         THE SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH TRANSACTIONS OCCUR OR THE EXISTENCE OF ANY EXEMPTION FROM REGISTRATION.]

                              CHANGE IN ACCOUNTANTS

         Effective August 21, 1998, KPMG LLP, Chartered Accountants, were engaged as [OUR] independent auditors, replacing Collins Barrow, [OUR] former auditors. The change was made in connection with the acquisition of RTICA Inc (the ["ACQUISITION")]. Prior to the Acquisition, KPMG LLP, Chartered Accountants, were the auditors for RTICA Inc. and Collins Barrow were the auditors for Inzeco Holdings Inc. [OUR] Board of Directors determined that it was in [OUR] best interest to retain KPMG LLP, Chartered Accountants following the Acquisition, and approved the change of auditors by resolution on August 21, 1998. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company's financial statements for the fiscal years covered by Collins Barrow or up through the time of replacement.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering, including the validity of the issuance of the shares of [COMMON STOCK] offered hereby, will be passed upon for [US] by Stikeman, Graham & Keeley, Toronto, Ontario, Canada.

                                     EXPERTS

         [OUR] financial statements as of May 31, 2000 and 1999 and for the years ended May 31, 2000 and 1999 and for the period from June 13, 1991 (inception) to May 31, 2000, appearing in this [PROSPECTUS] and registration statement have been audited by KPMG LLP, Chartered Accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The report covering these financial statements includes Comments By Auditors For U.S. Readers On Canada-U.S. Reporting Differences which is dated July 31, 2000, except for note 11(b) which is as of October 15, 2000 and note 5(e) which is as of November 17, 2000, which contains a reference to note 1 where it states that [WE] had suffered recurring losses from operations and had not commenced commercial production which raises substantial doubt about [OUR] ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         [UPON THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, WE WILL BE REQUIRED TO SEND ANNUAL REPORTS TO OUR SHAREHOLDERS UNDER THE SECURITIES EXCHANGE ACT OF 1934. WE WILL BE] subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will file reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024,Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330.

                                          INDEX TO FINANCIAL STATEMENTS

                                                                                                       PAGE
                                                                                                      ------
CONSOLIDATED FINANCIAL STATEMENTS

     INDEPENDENT AUDITORS'
REPORT..................................................................................................F-3

     COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES.........................F-4

     CONSOLIDATED BALANCE SHEETS AS OF MAY 31, 2000 AND 1999............................................F-5

     CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT FOR THE YEARS ENDED
         MAY 31, 2000 AND 1999 AND CUMULATIVE PERIOD FROM JUNE 13, 1991
         (INCEPTION) TO MAY 31,
         2000...........................................................................................F-6

     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
         MAY 31, 2000 AND 1999 AND CUMULATIVE PERIOD FROM JUNE 13, 1991
         (INCEPTION) TO MAY 31,
         2000...........................................................................................F-7

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.........................................................F-8

CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     INTERIM CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2000 AND 1999 (UNAUDITED) ...................F-28

     INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT FOR THE THREE MONTHS
         ENDED AUGUST 31, 2000 AND 1999 AND CUMULATIVE PERIOD FROM JUNE 13, 1991
         (INCEPTION) TO AUGUST 31, 2000 (UNAUDITED)....................................................F-29

     INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS
         ENDED AUGUST 31, 2000 AND 1999 AND CUMULATIVE PERIOD FROM JUNE 13, 1991
         (INCEPTION) TO AUGUST 31, 2000 (UNAUDITED)....................................................F-30

     NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS................................................F-31

kpmg

            KPMG LLP
            CHARTERED ACCOUNTANTS                       Telephone(905) 949-7800
            Mississauga Executive Centre                Telefax(905) 949-7799
            Four Robert Speck Parkway                   www.kpmg.ca
            Suite 1500
            Mississauga ON L4Z 1S1


AUDITORS' REPORT

To the Board of Directors of Inzeco Holdings Inc.



We have audited the consolidated balance sheets of Inzeco Holdings Inc. (a development stage company) as at May 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for the years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company (a development stage company) as at May 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended May 31, 2000 and 1999 and for the period from June 13, 1991 (inception) to May 31, 2000 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial statements to the extent summarized in note 12 to the consolidated financial statements.


/s/ KPMG LLP
-------------------------------
Chartered Accountants



Mississauga, Canada

July 31, 2000, except for
note 11(b) which is as of

October 15, 2000 and note 5(e)
which is as of November 17, 2000
kpmg
            KPMG LLP
            CHARTERED ACCOUNTANTS                        Telephone(905) 949-7800
            Mississauga Executive Centre                 Telefax(905) 949-7799
            Four Robert Speck Parkway                    www.kpmg.ca
            Suite 1500
            Mississauga ON L4Z 1S1








COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the directors dated July 31, 2000, except for note 11(b) which is as of October 15, 2000 and note 5(e) which is as of November 17, 2000 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

/s/ KPMG LLP
-------------------------------
Chartered Accountants



Mississauga, Canada

July 31, 2000, except for
note 11(b) which is as of
October 15, 2000 and note 5(e)
which is as of November 17, 2000

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Balance Sheets
(Expressed in Canadian dollars)

May 31, 2000 and 1999

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

ASSETS

Current assets:
   Cash and cash in trust (note 5(e))              $1,712,725    $  666,429
   GST receivable                                      92,953        77,459
   Prepaid expenses                                     8,442        21,966
------------------------------------------------------------------------------
                                                    1,814,120       765,854

Fixed assets (note 3)                                 534,481        18,790

Goodwill, net of accumulated amortization
  of $56,210 (1999 - $29,846)                          52,728        79,092

Deferred development costs                                  1             1

------------------------------------------------------------------------------
                                                   $2,401,330    $  863,737
------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
   Accounts payable                                $  742,348    $   11,850
   Accrued liabilities                                 25,900        29,500
   Convertible debenture (note 4)                           -     1,460,000
------------------------------------------------------------------------------
                                                      768,248     1,501,350

Convertible debentures (note 4)                       349,278             -

Shareholders' equity (deficiency):
   Share capital (note 5)                           5,613,805     2,292,703
   Equity component of convertible debentures
    (note 4)                                           10,722       105,000
   Deficit accumulated during development stage    (4,340,723)   (3,035,316)
------------------------------------------------------------------------------
                                                    1,283,804      (637,613)

Going concern (note 1)
Commitments and contingencies (note 9)

------------------------------------------------------------------------------
                                                   $2,401,330    $  863,737
------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

On behalf of the Board:

                              Director


                              Director

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000

------------------------------------------------------------------------------
                                                                  Period from
                                                                 June 13, 1991
                                                                (inception) to
                                           2000          1999    May 31, 2000
------------------------------------------------------------------------------

Income:
   Interest                          $    7,095    $   60,233     $  70,423
   Fees and licenses                      6,077             -       622,482
------------------------------------------------------------------------------
                                         13,172        60,233       692,905

Operating expenses:
   Consulting                           354,110       102,434       816,834
   Management fees                      267,174       209,864       884,386
   Development                          246,870       568,562     1,709,649
   General and administrative           116,260        85,221       378,050
   Professional fees                    117,109       176,652       464,233
   Rent                                  68,187        12,683        99,720
   Travel                                44,795        82,965       297,462
   Interest on convertible debentures    40,248        65,000       105,248
   Amortization of goodwill              26,364        26,364        56,210
   Repairs and maintenance               18,673             -        18,673
   Amortization of fixed assets           8,025         4,094        24,114
   Interest and bank charges             10,764           892       134,763
   Patents                                    -        12,962        44,286
------------------------------------------------------------------------------
                                      1,318,579     1,347,693     5,033,628
------------------------------------------------------------------------------

Loss for the period                  (1,305,407)   (1,287,460)   (4,340,723)

Deficit accumulated during
 development stage, beginning of
 period                              (3,035,316)   (1,747,856)            -

------------------------------------------------------------------------------
Deficit accumulated during
 development stage, end of period   $(4,340,723)  $(3,035,316)   $(4,340,723)
------------------------------------------------------------------------------

Loss per share (note 8)             $     (0.06)  $    (0.06)

------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                        23,493,237    21,259,757

------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2000

------------------------------------------------------------------------------
                                                                   Period from
                                                                  June 13, 1991
                                                                 (inception) to
                                           2000          1999     May 31, 2000
------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
   Loss for the period              $(1,305,407)   $(1,287,460)   $(4,340,723)
   Items not involving cash:
      Interest on convertible
       debenture                         40,248        65,000       105,248
      Amortization                       34,389        30,458        80,324
      Interest expense on
       converted loan                         -             -        96,000
      Expenses settled by
       issuance of common shares              -             -       431,388
   Change in non-cash operating
    working capital balances:
      GST receivable                    (15,494)      (57,539)      (92,953)
      Prepaid expenses                   13,524         7,010        (8,442)
      Accounts payable                  730,498        (9,692)      661,003
      Accrued liabilities                (3,600)          200        25,900
------------------------------------------------------------------------------
                                       (505,842)   (1,252,023)   (3,042,255)

Financing activities:
   Issuance of convertible
    debentures                          360,000             -     1,860,000
   Issuance of common shares          1,715,854        25,250     2,269,767
   Issuance of special warrants               -             -       667,959
   Decrease in due to related
    parties                                   -      (259,792)            -
   Proceeds from loan payable                 -             -       254,000
------------------------------------------------------------------------------
                                      2,075,854      (234,542)    5,051,726

Investing activities:
   Purchase of fixed assets            (523,716)      (19,180)     (558,595)
   Investment in deferred
    development costs                         -             -            (1)
   Cash acquired on reverse takeover          -             -       261,850
------------------------------------------------------------------------------
                                       (523,716)      (19,180)     (296,746)
------------------------------------------------------------------------------

Increase (decrease) in cash           1,046,296    (1,505,745)    1,712,725

Cash and cash equivalents,
 beginning of period                    666,429     2,172,174             -

------------------------------------------------------------------------------
Cash and cash equivalents, end of
 period                              $1,712,725   $   666,429    $1,712,725
------------------------------------------------------------------------------

Supplemental cash flow information:
   Interest paid                     $   10,214   $     1,241    $   46,752

------------------------------------------------------------------------------

Cash and cash equivalents are comprised of cash and cash in trust.


See accompanying notes to consolidated financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


Inzeco Holdings Inc. ("Inzeco" or the "Company") is a public company that was incorporated on May 30, 1997 under the Business Corporations Act (Alberta) and is listed on the Canadian Venture Exchange. The Company continues to develop the technology and productivity process to enable commercial production of insulating products from recycled plastics and to pursue the sale of licensing rights to the technology.


1.   GOING CONCERN:


        These financial statements have been prepared on a going concern basis and, as such, it has been assumed that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. To May 31, 2000, the Company has incurred continuing losses from operations and an accumulated a deficit of $4,340,723. The ability of the Company to continue is dependent upon the ongoing support of its shareholders, the attainment of financing necessary to complete the technology and begin commercial production and the achievement of profitable operations from the commercial production and licencing of the insulating products and sale of licensing rights. At May 31, 2000, the Company had cash balances of $1,712,725 and subsequent to year end issued common shares for proceeds net of issue costs of approximately $2.2 million (note 11(b)). These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------



2.   SIGNIFICANT ACCOUNTING POLICIES:


     These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A reconciliation to accounting principles generally accepted in the United States is provided in note 12. Significant accounting policies adopted by the Company are as follows:


     (a)    Basis of presentation:


        These financial statements include the accounts of the Company and its wholly owned subsidiaries, Inzeco Overseas Limited and RTICA Inc. ("RTICA"), (formerly E2 Development Corporation ("E2D")). RTICA was acquired in a reverse takeover and is treated as the continuing entity and the acquiror for financial accounting purposes, notwithstanding that Inzeco is the continuing entity for legal purposes given that the former shareholders of RTICA controlled the combined entity after the transaction. Accordingly, the consolidated statements of operations are a continuation of RTICA's financial statements, and therefore reflect the following:


        (i)   the operations of RTICA from inception (June 13, 1991); and


        (ii) the operations of the Inzeco after April 28, 1998, the date of acquisition.


        As part of the reverse takeover, Inzeco entered into share for share agreements with each shareholder of E2D whereby Inzeco agreed to acquire all of the outstanding common shares and 310,908 common share purchase warrants of E2D, in exchange for 17,499,995 common shares and 1,243,633 common share purchase warrants of Inzeco which represented 86% of the issued and outstanding common shares of Inzeco on a fully diluted basis as at April 28, 1998.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


        The accounting for the business combination was as follows:

------------------------------------------------------------------------------

        Ascribed value attributed to shares and
         warrants issued to acquire Inzeco Holdings Inc.          $ 480,000
        Less transaction costs                                     (190,557)

------------------------------------------------------------------------------
        Net proceeds                                              $ 289,443
------------------------------------------------------------------------------

        Fair value of net assets of Inzeco Holdings Inc.:
           Current assets (including cash of $261,850)            $ 350,811
           Goodwill                                                 108,938
           Current liabilities                                     (170,306)

------------------------------------------------------------------------------
                                                                  $ 289,443
------------------------------------------------------------------------------


        All significant intercompany transactions and balances are eliminated on consolidation.


     (b)    Fixed assets:


        Fixed assets are recorded at original cost less accumulated amortization. Amortization is provided when the assets are available for use, on a declining-balance basis over the estimated useful lives of the assets at the following annual rates:

------------------------------------------------------------------------------

        Machinery and equipment                                         25%
        Furniture                                                       25%
        Vehicles                                                        30%
        Computer hardware                                               30%

------------------------------------------------------------------------------



     (c)    Goodwill:


        Goodwill is recorded at cost less accumulated amortization and is being amortized on a straight-line basis over five years. On an annual basis, management reviews the recoverability of goodwill by assessing future cash flows on an undiscounted basis.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


     (d)    Development and patents:


        Development costs are expensed in the period incurred until technical feasibility has been obtained, adequate resources exist and recoverability is assured at which time development costs are capitalized. To date only a nominal amount of development costs has been capitalized. Patent costs are expensed in the period incurred, prior to establishment of technical feasibility of the product.


     (e)    Income taxes:


        The Company follows the tax allocation method of accounting for income taxes, whereby the provision for income taxes is based upon income for financial reporting purposes rather than income for tax purposes. Timing differences may occur when revenue and expense are recognized in the accounts in one year, but are taxed or claimed for income tax purposes in another year. The tax effect of these timing differences is recorded as deferred income taxes.


     (f)    Foreign currency translation:


        Transactions in foreign currencies are translated into Canadian dollars using exchange rates in effect on the date of the transaction. Monetary assets and liabilities are translated into Canadian dollars using current exchange rates and non-monetary assets and liabilities using historical exchange rates. Translation gains and losses are included in the consolidated statement of operations and deficit.


     (g)    Use of estimates:


        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


     (h)    Fair values of financial instruments:


        Cash and cash held in trust and accounts payable and accrued liabilities are reflected in the financial statements at carrying values which approximate fair values because of the short-term maturities of these instruments. The carrying value of the debt component of the convertible debentures approximates its fair value since the interest rate approximates current interest rates.


     (i)    Stock-based compensation plan:


        The Company has a stock-based compensation plan, which is described in note 5(c). No compensation expense is recognized for this plan when shares or stock options are issued to employees or non-employees. Any consideration paid by employees or non-employees on exercise of stock options or purchase of shares is credited to share capital. If shares or stock options are repurchased from employees or non-employees, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit.


3.   FIXED ASSETS:

------------------------------------------------------------------------------
                                                   Accumulated     Net book
     2000                                   Cost  amortization        value
------------------------------------------------------------------------------

     Machinery and equipment            $525,292$       7,842      $517,450
     Furniture                            10,105         1,263        8,842
     Vehicles                              7,500         1,125        6,375
     Computer hardware                    15,698        13,884        1,814

------------------------------------------------------------------------------
                                        $558,595      $ 24,114     $534,481
------------------------------------------------------------------------------


------------------------------------------------------------------------------
                                                   Accumulated     Net book
     1999                                   Cost  amortization        value
------------------------------------------------------------------------------

     Machinery and equipment            $ 19,181      $  2,983     $ 16,198
     Computer hardware                    15,698        13,106        2,592

------------------------------------------------------------------------------
                                        $ 34,879      $ 16,089     $ 18,790
------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


4.   CONVERTIBLE DEBENTURES:


     On May 26, 1998, the Company issued a $1,500,000 Series I Convertible Senior Debenture. The principal was convertible at any time, in whole or in part, at the option of the holder into common shares at $0.55 per common share. Once the Company built a plant which produced a specified output, the debenture was convertible at the Company's option. On December 21, 1999, the debenture was converted at the Company's option into 2,727,723 common shares at $0.55 per common share.


     The amount of interest recorded in the current year prior to conversion was $40,248 (1999 - $65,000).


     On April 15, 2000, the Company issued three $120,000 convertible debentures for total proceeds of $360,000. The principal and any accrued and unpaid is convertible at any time, in whole or in part, at the option of the holder into common shares at $0.40 per common share. The principal outstanding bears interest at 6.5% per annum payable semi-annually and in arrears on June 15 and December 15 of each year, commencing on June 15, 2000 and is due on June 30, 2001. The debenture is secured by the tangible assets of the Company and can be subordinated to other debt incurred by the Company up to $1,250,000.


     These debentures represent compound financial instruments with their component parts measured at their respective fair values at the time of issue. The debt component has been calculated at the present value of the required payment at maturity, discounted at 8% which approximates the interest rate that would have been applicable to non-convertible debt at the date of issue. The original value assigned will increase over time to the settlement amount on maturity, with a corresponding charge to interest expense for the year.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


4.   CONVERTIBLE DEBENTURES (CONTINUED):


     The equity component represents the excess of the face value over the debt component at the date of issuance. THE CONTINUITY OF THE EQUITY COMPONENT OF CONVERTIBLE DEBENTURES FROM INCEPTION IS AS FOLLOWS:

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


------------------------------------------------------------------------------

     EQUITY COMPONENT OF $1,500,000 CONVERTIBLE
      DEBENTURE, MAY 26, 1998                                      $105,000
------------------------------------------------------------------------------
     BALANCE, MAY 31, 1998 AND 1999                                 105,000

     CONVERSION OF $1,500,000 CONVERTIBLE
      DEBENTURE, DECEMBER 21, 1999                                 (105,000)
     EQUITY COMPONENT OF THREE $120,000 CONVERTIBLE
      DEBENTURES, APRIL 15, 2000                                     10,722

------------------------------------------------------------------------------
     BALANCE, MAY 31, 2000                                         $ 10,722
------------------------------------------------------------------------------


5.   SHARE CAPITAL:


     The authorized share capital of the Company consists of unlimited preference shares issuable in series and unlimited common shares.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


5.   SHARE CAPITAL (CONTINUED):


     Common share transactions from inception are as follows:

------------------------------------------------------------------------------
                                                       Shares        Amount
------------------------------------------------------------------------------

     Shares issued for cash, June 13, 1991              1,000     $      10
     Shares issued on stock split, May 30, 1996     2,199,000             -
     Shares issued for consulting services,
      May 30, 1996                                    456,166       431,388
------------------------------------------------------------------------------
     Balance, May 31, 1997                          2,656,166       431,398

     Shares issued for cash, August 29, 1997          825,000       275,000
     Shares issued on conversion of warrants,
      December 23, 1997                               145,833       121,528
     Shares issued on conversion of warrants,
      March 7, 1998                                   153,750       128,125
     Shares issued on conversion of E2D warrants,
      March 7, 1998                                    20,250             -
     Shares issued for debt and accrued interest,
      April 28, 1998                                  236,830       350,000
     Shares exchanged on reverse takeover,
      April 28, 1998                               (4,037,829)            -
     Shares exchanged on reverse takeover,
      April 28, 1998                               17,499,995             -
     Shares issued to Inzeco shareholders at
      reverse takeover, April 28, 1998              2,925,000       289,443
     Shares issued on exercise of options,
      May 20, 1998                                     20,000         4,000
------------------------------------------------------------------------------
     Balance, May 31, 1998                         20,444,995     1,599,494

     Shares issued on conversion of special
      warrants, October 25, 1998                    1,666,667       667,959
     Shares issued on exercise of options,
      May 20, 1999                                    126,250        25,250
------------------------------------------------------------------------------
     Balance, May 31, 1999                         22,237,912     2,292,703

     Shares issued on conversion of debenture,
      December 21, 1999                             2,727,723     1,605,248
     Shares issued on exercise of options,
      October 26, 1999                                 75,000        33,750
     Shares issued on exercise of options,
      November 26, 1999                               125,000        25,000
     Shares issued for cash, May 31, 2000           2,807,500     1,657,104

------------------------------------------------------------------------------
     Balance, May 31, 2000                          27,973,135    $5,613,805
------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


5.   SHARE CAPITAL (CONTINUED):


     Shares which may be issued under options, warrants and convertible debenture are as follows:


------------------------------------------------------------------------------------------------------------------
                                                                                         Weighted
                                                                                          average      Weighted
                                                 Range of                               remaining       average
                                     Number      exercise                             contractual      exercise
                                  of shares         price                 Expiry             life         price
------------------------------------------------------------------------------------------------------------------

     Directors' and management's                            December 20, 2001 to
      stock option plan           1,870,250  $0.20 - 0.25         April 29, 2003       3.06 years        $ 0.20
     Directors' and management's                            December 20, 2001 to
      stock option plan             145,000   0.35 - 0.39       February 8, 2003       2.75 years          0.38
     Common share purchase
      warrants                    1,243,633          0.65          June 30, 2000
     Convertible debenture          900,000          0.40          June 30, 2001

------------------------------------------------------------------------------------------------------------------


     All options outstanding at May 31, 2000 are exercisable.


     (a)On April 28, 1998, all of RTICA's outstanding common shares and warrants were exchanged for 17,499,995 common shares and 1,243,633 warrants of Inzeco. The warrants have an exercise price of $0.65 per common share, with an expiry date of June 30, 2000.


        In connection with this transaction, the Canadian Venture Exchange required that a total of 10,939,937 common shares be held in escrow. Of these shares, 1,640,998 shall be released at a rate of 1/3 each year commencing April 28, 1999. On April 28, 2000, 547,000 (1999 - 546,999)
        shares were released from escrow. The remaining 9,298,939 are to be released at a rate of 1 share for every $0.20 of cash flow generated to a maximum of 1/3 per year. Cash flow generated is defined by the escrow agreement to be audited net income adjusted by certain non-cash items. None of these shares were released from escrow in 2000.


        1,350,000 common shares are also held in escrow in connection with the initial public offering of Inzeco pursuant to the prospectus of the Company dated September 19, 1997. These initial escrowed shares will also be released at a rate of 1/3 for each of the three years ending April 28, 1999, 2000 and 2001, respectively. During the year, 449,999 (1999 -

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


        450,000) shares were released from escrow.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


5.   SHARE CAPITAL (CONTINUED):


     (b)On April 28, 1998, Inzeco completed a private placement of 1,666,667 special warrants at a subscription price of $0.45 each for net proceeds of $667,959. The special warrants were converted to common shares on October 25, 1998. In addition to the commission of 10% of the gross proceeds of the issue, the Agent was granted a non-transferable option to acquire 166,667 common shares at $0.45 per share. On October 26, 1999, the Agent exercised 75,000 share options for total consideration of $33,750. The remaining 91,667 options expired on October 27, 1999.

     (c)Inzeco has established a stock option plan for its directors and officers and certain consultants and has reserved for issuance 2,503,750 common shares. Pursuant to the plan, stock options vest immediately and are exercisable for a period of between three to five years from the date of grant. Options are granted at the closing market price of the Company's common stock on the date of grant. At year end, 2,015,250 (1999 - 2,020,250) options are outstanding at an exercise price ranging from $0.20 to $0.39 per share with 1,705,250 (1999 - 1,830,250) options issued to five directors and officers.


        A SUMMARY OF THE COMPANY'S STOCK OPTION ACTIVITY IS AS FOLLOWS:

------------------------------------------------------------------------------
                                                  2000                    1999
------------------------------------------------------------------------------
                                              WEIGHTED                WEIGHTED
                                 NUMBER OF     AVERAGE   NUMBER OF     AVERAGE
                                     STOCK    EXERCISE       STOCK    EXERCISE
                                   OPTIONS       PRICE     OPTIONS       PRICE
------------------------------------------------------------------------------

        OUTSTANDING, BEGINNING
         OF YEAR                 2,020,200    $  0.20    2,035,000     $  0.20
        GRANTED                    120,000       0.38       85,000        0.28
        EXERCISED                 (125,000)      0.20      (71,250)       0.20
        FORFEITED                        -          -      (28,500)       0.20

------------------------------------------------------------------------------
        OUTSTANDING, END OF
         YEAR                    2,015,200       0.21    2,020,250        0.20
------------------------------------------------------------------------------

        EXERCISABLE, END
         OF YEAR                 2,015,200    $  0.21    2,020,250       $0.20

------------------------------------------------------------------------------

        AVAILABLE FOR GRANT        488,500                 108,500

------------------------------------------------------------------------------


        During the year, the maximum number of shares issuable under the stock option plan was increased by 500,000 to 2,700,000.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


5.   SHARE CAPITAL (CONTINUED):


     (d)In connection with an initial public offering in fiscal 1998, 150,000 non-transferable common share purchase options at $0.20 each were granted to the Agent. 95,000 options were exercised in fiscal 1998 for total consideration of $19,000. On May 20, 1999, 55,000 options were exercised for total consideration of $11,000.

     (e)On May 31, 2000, Inzeco completed a private placement of 2,807,500 common shares with a subscription price of U.S. $0.40 per share for gross proceeds of U.S. $1,123,000 or Cdn. $1,680,570. The shares were fully paid, with the proceeds held in trust by the Company's escrow agent until June 6, 2000 when the Funds were wired to the Company. Costs of arranging the private placement were $23,466. If the Company does not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue one additional common share for each ten shares issued under this private placement.


        The Registration Statement was filed on November 17, 2000.


6.   RELATED PARTY TRANSACTIONS:


     In the normal course of operations, the Company had the following transactions, which were measured at the exchange amount, with certain related parties:

------------------------------------------------------------------------------
                                NATURE OF RELATIONSHIP       2000         1999
------------------------------------------------------------------------------

     PURCHASE OF FIXED ASSETS   SHAREHOLDER              $330,000     $      -
     MANAGEMENT FEES            SHAREHOLDERS, OFFICERS
                                 AND DIRECTORS            267,000      210,000
     CONSULTING                 SHAREHOLDERS, OFFICERS
                                 AND DIRECTORS            163,000       18,000
     DEVELOPMENT CHARGES        SHAREHOLDERS, OFFICER
                                 AND DIRECTOR              57,000      452,000
     PROFESSIONAL FEES          SHAREHOLDER, OFFICER
                                 AND DIRECTOR              26,000       36,000

------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


7.   INCOME TAXES:


     During the year, approximately $301,000 of non-capital losses expired.


     At May 31, 2000, the Company has approximately $2,854,000 of non-capital losses and $136,000 of research and development expenses available to reduce future years' income for income tax purposes. The tax benefit of these items will be recorded in the consolidated financial statements when realized:

------------------------------------------------------------------------------

     Non-capital losses:
        2002                                                      $ 257,000
        2003                                                        200,000
        2004                                                        210,000
        2005                                                        813,000
        2006                                                        349,000
        2007                                                      1,025,000

     Research and development expenses - no expiry                  136,000

------------------------------------------------------------------------------


8.   LOSS PER SHARE:


     Loss per share figures are calculated using the weighted average number of common shares outstanding calculated on a daily basis. The effect of the exercise of the special warrants, share purchase options and share purchase warrants and the conversion of the convertible debentures would not have a dilutive effect.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


9.   COMMITMENTS AND CONTINGENCIES:


     (a)On September 1, 1997, the Company sold for proceeds of $20,000 an option for an exclusive license to make, use and sell insulation products in western Canada using the Company's technology. If the option is exercised, the price for the license is $500,000 for a 10-year term.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


9.   COMMITMENTS AND CONTINGENCIES (CONTINUED):


     (b)The Company is committed to minimum annual payments under an operating lease for its administrative office and manufacturing facility as follows:

------------------------------------------------------------------------------

        2001                                                       $ 60,000
        2002                                                         60,000
        2003                                                         62,500
        2004                                                         65,000

------------------------------------------------------------------------------
                                                                   $247,500
------------------------------------------------------------------------------


     (c)On February 1, 2000, the Company signed a contract with the National Research Council which is to perform certain research and development projects on the Company's behalf. The Company is committed to pay $20,000 per month from February 2000 to June 2001 as well as three additional payments of $20,000 each once certain reporting milestones are achieved. Under a separate grant program with the Federal government, the Company is eligible to be reimbursed for a portion of its expenses from the above program as they are incurred, to a maximum of $200,000. At year end, the Company has been reimbursed for $30,000 of expenditures incurred to date, WHICH HAS BEEN CREDITED TO DEVELOPMENT EXPENSES.


10.  COMPARATIVE FIGURES:


     Certain 1999 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2000.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


11.  SUBSEQUENT EVENTS:


     (a)On June 6, 2000, an additional 450,000 options at an exercise price of $0.75, with an expiry date of June 6, 2003, were reserved for a consultant.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


11.  SUBSEQUENT EVENTS (CONTINUED):


     (b)On June 14, 2000, Inzeco completed a private placement of 4,033,333 special warrants at a subscription price of $0.60 each for gross cash proceeds of $2,420,000. Each special warrant was convertible into one common share or 1.1 common shares if a receipt for the related prospectus was not received by October 15, 2000. Costs of arranging the private placement, including Agent's commissions is $217,300 plus 201,667 special warrants granted to the Agent.


        The prospectus was filed on October 12, 2000 and on October 15, 2000 the special warrants were converted into 4,033,333 common shares.


     (c)On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants were exercised for $553,541. The remaining 393,215 warrants expired on the same day.


12.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES:


     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects with those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").

     The Company's accounting principles generally accepted in Canada differ from accounting principles generally accepted in the United States as follows:


     (a)    Earnings per share:

        Under Canadian GAAP, basic earnings per share are calculated including the escrow shares, while under U.S. GAAP, 9,298,939 of the escrowed shares outstanding at year end requiring the Company to meet specified performance measures are considered contingently issued and accordingly are excluded from the basic earnings per share calculation. SINCE THE COMPANY IS IN A LOSS POSITION ALL POTENTIAL COMMON SHARE ISSUANCES WOULD RESULT IN AN ANTI-DILUTIVE PER SHARE AMOUNT. THE FOLLOWING ARE ITEMS WHICH COULD POTENTIALLY DILUTE BASIC EARNINGS PER SHARE IN THE FUTURE:


        (I) THE CONVERSION OF THE THREE  CONVERTIBLE  DEBENTURES  DISCLOSED IN
           NOTE 4;

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

        (ii) THE RELEASE OF THE 9,298,939 PERFORMANCE RELEASE ESCROW SHARES DISCLOSED IN NOTE 5(a);

        (iii) THE EXERCISE OF THE 2,015,250 DIRECTORS AND OFFICERS STOCK OPTIONS DISCLOSED IN NOTE 5(c); AND

        (iv) THE EXERCISE OF THE 850,418 COMMON SHARE PURCHASE WARRANTS, WHICH OCCURRED ON JUNE 30, 2000 AS DISCLOSED IN NOTE 11(c).


        THE RECONCILIATION OF THE OUTSTANDING SHARES FOR PURPOSES OF THE BASIC EARNINGS PER SHARE CALCULATION UNDER CANADIAN AND U.S. GAAP IS AS
        FOLLOWS:

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

        Weighted average number of outstanding
         shares for Canadian GAAP                     23,493,237    21,259,757
        Less escrow shares to be released based on
         achieving specified performance measures      9,298,939     9,298,939

------------------------------------------------------------------------------
        Weighted average number of outstanding
         shares for U.S. GAAP                         14,194,298    11,960,818
------------------------------------------------------------------------------


     (b)    Deferred tax assets:


        Under Canadian GAAP, the Company accounts for income taxes using the tax allocation method under which income taxes are provided in the year transactions affect net income regardless of when such transactions are recognized for tax purposes. The Financial Accounting Standards Board ("FASB") issued Statement 109 on Accounting for Income taxes ("FAS 109") which is effective for fiscal years beginning after December 14, 1992. FAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


        The following table summarizes the significant components of the Company's deferred tax balances:

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

        Deferred tax assets:
           Non-capital loss carryforwards          $1,085,000     $ 809,000
           Deferred financing costs                    74,000        81,000
           Fixed assets                                29,000        26,000
           Cumulative eligible capital                  1,000         1,000
           Research and development expenses           51,000             -
           Investment tax credit                       12,000             -
------------------------------------------------------------------------------
                                                    1,252,000       917,000

        Valuation allowance for deferred tax asset (1,252,000)     (917,000)

------------------------------------------------------------------------------
                                                   $        -     $       -
------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


        The valuation allowance on deferred tax asset must reflect that portion of the future tax assets including the income tax loss carryforward which more likely than not will not be realized from future operations. Considering the Company's cumulative losses in recent years, the Company believes it is appropriate to provide an allowance of 100% against all available future tax assets including income tax loss carryforwards, regardless of their terms of expiry.


     (c)    Stock options:

        Beginning in 1996, United States accounting principles allow, but do not require companies to record compensation for employee stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under Canadian and United States accounting principles. Using this approach, however, the Company is still required under United States accounting principles to account for stock options issued to consultants under the fair value method.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

        Since none of the Company's stock options have been issued by virtue of employment or directorship, all of the stock options have been accounted for under U.S. GAAP using the fair value method. The fair value of these options has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000 and 1999, respectively: risk free interest rate of 6.4% and 4.7%; dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of 310% and 160%; and a weighted average expected life of the options of 3 years. The estimated fair value of these options is expensed in the period granted since there is no vesting period. The weighted average grant date fair values of options issued in 2000 and 1999 were $0.38 and $0.35, respectively.

        The United States accounting pronouncement does also require the disclosure of pro forma loss and loss per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. As all options have already been accounted for under the fair value method, the pro forma information is the same as reported for the year.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


     (d)    Convertible debentures:

        Under Canadian GAAP, convertible debentures are split for accounting purposes between debt and shareholders' equity as described in note 4. Under U.S. GAAP, all of the convertible debenture is recorded as debt, except if the conversion price at date of issuance is less than the fair market value, in which case the intrinsic value of the beneficial conversion feature is allocated to paid-in capital and the resulting discount is recognized as interest expense over the period through to the earliest conversion date. The convertible debenture issued on April 15, 2000 is considered to have a beneficial conversion feature under U.S. GAAP given that the conversion price of $0.40 per share was less than the recent private placements of $0.60 per share.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


     (e)    Business combinations:


        Under Canadian GAAP, a reverse takeover transaction is accounted for as a business combination, with the amount of the purchase price in excess of the fair market value of the net assets acquired allocated to goodwill. Under U.S. GAAP, the merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction, rather than a business combination, with no goodwill being recorded.


     (f)    Comprehensive income:


        Under U.S. GAAP, comprehensive income or loss must be reported which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Under U.S. GAAP, the Company's comprehensive loss is the same as its reported loss for the year.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


     (g)    New accounting pronouncements:


        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No.133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Application for this SFAS has been postponed. As such, the Company will be required to implement SFAS No. 133 for its fiscal year ended May 31, 2001.


        The Company expects that the adoption of this pronouncement will have no material impact on its financial position, results of operations or cash flows.


        The U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), on December 3, 1999. It is effective for the Company no later than the fourth quarter of fiscal 2001. SAB 101 provides additional guidance on the application of existing generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect the guidance of SAB 101 to have a material effect on its financial statements upon adoption.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


     The impact of the items noted above on the financial statements is as follows:

------------------------------------------------------------------------------
                                                          2000           1999
------------------------------------------------------------------------------

     Loss for the year per Canadian GAAP           $(1,305,407)   $(1,287,460)
     Goodwill amortization                              26,364         26,364
     Compensation expense from stock options
      issued to non-employees                         (45,950)        (29,450)
     Additional interest resulting from
      beneficial conversion feature on
      convertible debt                               (180,000)               -

------------------------------------------------------------------------------
     Loss for the year per U.S. GAAP              $(1,504,993)    $(1,290,546)
------------------------------------------------------------------------------

     Basic loss per share per U.S. GAAP           $     (0.11)    $     (0.11)

------------------------------------------------------------------------------

     Weighted average number of shares
      outstanding per U.S. GAAP                    14,194,298      11,960,818

------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


------------------------------------------------------------------------------
                                                          2000           1999
------------------------------------------------------------------------------

     Total convertible debentures per Canadian
      GAAP                                          $  349,278     $1,460,000
     Reclass equity component of convertible
      debentures                                        10,722        105,000

------------------------------------------------------------------------------
     Total convertible debentures per U.S. GAAP     $  360,000     $1,565,000
------------------------------------------------------------------------------

     Other paid-in capital, end of the year per
      Canadian GAAP                                 $        -     $        -
     Fair value of stock options issued to
      non-employees                                    438,195        392,245
     BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE
      DEBENTURES                                       180,000              -

------------------------------------------------------------------------------
     Other paid-in capital, end of the year per
      U.S. GAAP                                     $  618,195     $  392,245
------------------------------------------------------------------------------

     Share capital, end of the year per Canadian
      GAAP                                          $5,613,805     $2,292,703
     Elimination of goodwill                         (108,938)       (108,938)

------------------------------------------------------------------------------
     Share capital, end of the year per U.S. GAAP   $5,504,867     $2,183,765
------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended May 31, 2000 and 1999

------------------------------------------------------------------------------


12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


     The consolidated statement of deficit under U.S. GAAP is as follows:

------------------------------------------------------------------------------

     Deficit, June 1, 1998 per Canadian GAAP                      $(1,747,856)
     Goodwill amortization for years prior to 1999                      3,482
     Compensation expense from stock options for years
      prior to 1999                                                  (362,795)
------------------------------------------------------------------------------

     Deficit, June 1, 1998 per U.S. GAAP                           (2,107,169)

     Loss for the year per U.S. GAAP                               (1,290,546)

------------------------------------------------------------------------------

     Deficit, May 31, 1999 per U.S. GAAP                           (3,397,715)

     Loss for the year per U.S. GAAP                               (1,504,993)

------------------------------------------------------------------------------
     Deficit, May 31, 2000 per U.S. GAAP                          $(4,902,708)

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

Assets

Current assets:
   Cash and cash equivalents                       $3,191,274     $ 190,444
   Miscellaneous receivable                           121,070        92,041
   Loan receivable                                          -        25,000
   Prepaid expenses                                     8,442        22,666
------------------------------------------------------------------------------
                                                    3,320,786       330,151

Fixed assets                                          510,414       142,895

Goodwill, net of accumulated amortization
  of $62,801 (1999 - $36,437)                          46,137        72,501

Deferred development costs                                  1             1

------------------------------------------------------------------------------
                                                   $3,877,338     $ 545,548
------------------------------------------------------------------------------

Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
   Accounts payable                                $   35,262     $  33,250
   Convertible debentures                             356,321     1,472,232
------------------------------------------------------------------------------
                                                      391,583     1,505,482

Shareholders' equity (deficiency):
   Share capital                                    8,370,046     2,292,703
   Equity component of convertible debentures          10,722       105,000
   Deficit                                         (4,895,013)   (3,357,637)
------------------------------------------------------------------------------
                                                    3,485,755      (959,934)

------------------------------------------------------------------------------
                                                   $3,877,338     $ 545,548
------------------------------------------------------------------------------


See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to August 31, 2000 (Unaudited)

------------------------------------------------------------------------------
                                                                  Period from
                                                                 June 13, 1991
                                                                (inception) to
                                                                   August 31,
                                           2000          1999          2000
------------------------------------------------------------------------------

Income:
   Interest                          $   22,626    $    3,361     $  93,049
   Fees and licenses                          -         6,077       622,482
------------------------------------------------------------------------------
                                         22,626         9,438       715,531

Operating expenses:
   General and administrative           291,758       236,918       669,808
   Other                                236,986        66,232     4,572,229
   Amortization of fixed assets          34,267         9,561        58,381
   Interest on convertible debenture      7,043        12,232       112,291
   Amortization of goodwill               6,591         6,591        62,801
   Interest and bank charges                271           225       135,034
------------------------------------------------------------------------------
                                        576,916       331,759     5,610,544
------------------------------------------------------------------------------

Loss for the period                    (554,290)     (322,321)   (4,895,013)

Deficit accumulated during
 development stage, beginning of
 period                              (4,340,723)   (3,035,316)            -

------------------------------------------------------------------------------
Deficit accumulated during
 development stage, end of period   $(4,895,013)  $(3,357,637)   $(4,895,013)
------------------------------------------------------------------------------

Loss per share                       $    (0.02)  $     (0.02)

------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                        28,540,080    22,237,912

------------------------------------------------------------------------------


See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)


Three months ended August 31, 2000 and 1999 and cumulative period from June 13, 1991
(inception) to August 31, 2000
(Unaudited)

--------------------------------------------------------------------------------
                                                                   Period from
                                                                   June 13, 1991
                                                                  (inception) to
                                                                     August 31,
                                           2000          1999          2000
--------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
   Loss for the period               $ (554,290)   $ (322,321)    $(4,895,013)
   Items not involving cash:
      Interest on convertible
       debenture                          7,043        12,232       112,291
      Amortization                       40,858        16,152       121,182
      Interest expense on
       converted loan                         -             -        96,000
      Expenses settled by
       issuance of common shares              -             -       431,388
   Change in non-cash operating
     working capital:
      Miscellaneous receivable          (28,117)      (14,582)     (121,070)
      Loan receivable                         -       (25,000)            -
      Prepaid expenses                        -          (700)       (8,442)
      Accounts payable                 (732,986)       (8,100)      (46,083)
      Accrued liabilities               (25,900)            -             -
--------------------------------------------------------------------------------
                                     (1,267,492)     (342,319)   (4,309,747)

Financing activities:
   Issuance of convertible
    debentures                                -             -     1,860,000
   Issuance of common shares          2,756,241             -     5,026,008
   Issuance of special warrants               -             -       667,959
   Proceeds from loan payable                 -             -       254,000
--------------------------------------------------------------------------------
                                      2,756,241             -     7,807,967

Investing activities:
   Purchase of fixed assets             (10,200)     (133,666)     (568,795)
   Investment in deferred
    development costs                         -             -            (1)
   Cash acquired on reverse takeover          -             -       261,850
--------------------------------------------------------------------------------
                                        (10,200)     (133,666)     (306,946)
--------------------------------------------------------------------------------

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)


Three months ended August 31, 2000 and 1999 and cumulative period from June 13, 1991
(inception) to August 31, 2000
(Unaudited)

--------------------------------------------------------------------------------
                                                                   Period from
                                                                  June 13, 1991
                                                                  (inception) to
                                                                    August 31,
                                           2000          1999         2000
--------------------------------------------------------------------------------


Increase (decrease) in cash and
  cash equivalents                    1,478,549      (475,985)    3,191,274

Cash and cash equivalents,
  beginning of period                 1,712,725       666,429             -

--------------------------------------------------------------------------------
Cash and cash equivalents,
  end of period                      $3,191,274    $  190,444     $3,191,274
--------------------------------------------------------------------------------


See accompanying notes to interim financial statements.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Notes to Interim Consolidated Financial Statements (continued)
(Expressed in Canadian dollars)

Three months ended August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


1.   SIGNIFICANT ACCOUNTING POLICIES:


     These interim financial statements include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading. For a full description of accounting polices which have been applied on a consistent basis in these interim financial statements, except as described in note 2, refer to the Company's annual financial statements. Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial statements to the extent summarized in note 4 to the interim financial statements.


2.   CHANGE IN ACCOUNTING POLICY:


     Effective January 1, 2000, The Canadian Institute of Chartered Accountants ("CICA") changed the accounting standards relating to the accounting for income taxes. The CICA's new standard on accounting for income taxes adopts the liability method of accounting for future income taxes. Under the liability method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense or benefit is the sum of the Company's provision for current income taxes and the difference between the opening and ending balances of the future income tax assets and liabilities.


     Prior to adoption of this new accounting standard, income tax expense was determined using the deferral method. Under this method, deferred income tax expense was determined based on "timing differences" (difference between the accounting and tax treatment of items of expense or income), and were measured using the tax rates in effect in the year the differences originated. Certain deferred tax assets, such as the benefit of tax losses carried forward, were not recognized unless there was virtual certainty that they would be realized.


     The adoption of this standard has had no impact on the Company's financial position, results of operations or cash flows.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


3.   SHARE CAPITAL:


     (a)On June 6, 2000, an additional 450,000 options at an exercise price of $0.75, with an expiry date of June 6, 2003 were reserved for a consultant.


     (b)On June 14, 2000, the Company completed a private placement of 4,033,333 special warrants at a subscription price of $0.60 each for gross cash proceeds of $2,420,000. Each special warrant is convertible into 1 common share or 1.1 common shares, if a receipt for the related prospectus is not received by October 15, 2000. Costs of arranging the private placement, including agent's commissions, is $217,300 plus 201,667 special warrants granted to the agent.


        The prospectus was filed on October 12, 2000 and on October 15, 2000, the special warrants were converted into 4,033,333 common shares.


     (c)On June 30, 2000, 850,418 of the 1,243,633 common share purchase warrants were exercised for $553,541. The remaining 393,215 warrants expired on the same day.


     (d)On May 31, 2000, Inzeco completed a private placement of 2,807,500 common shares with a subscription price of U.S. $0.40 per share for gross proceeds of U.S. $1,123,000 or Cdn. $1,680,570. The shares were fully paid, with the proceeds held in trust by the Company's escrow agent until June 6, 2000 when the Funds were wired to the Company. Costs of arranging the private placement were $23,466. If the Company does not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company will be required to issue 1 additional common share for each 10 shares issued under this private placement.


        The Registration Statement was filed on November 17, 2000.


     On August 31, 2000, the Company had 28,823,553 common shares and 2,015,250 stock options outstanding.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


     These interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which differ in certain respects from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").


     Canadian GAAP differs from accounting U.S. GAAP as follows:


     (a)    Earnings per share:


        Under Canadian GAAP, basic earnings per share are calculated including the escrow shares, while under U.S. GAAP the 9,298,939 escrow shares outstanding at the end of the period requiring the Company to meet specified performance measures are considered contingently issued and accordingly are excluded from the basic earnings per share calculation. SINCE THE COMPANY IS IN A LOSS POSITION, ALL POTENTIAL COMMON SHARE ISSUANCES WOULD RESULT IN AN ANTI-DILUTIVE PER SHARE AMOUNT.


        THE RECONCILIATION OF THE OUTSTANDING SHARES FOR PURPOSES OF THE BASIC EARNINGS PER SHARE CALCULATION UNDER CANADIAN AND U.S. GAAP IS AS
        FOLLOWS:

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

        WEIGHTED AVERAGE NUMBER OF OUTSTANDING
         SHARES FOR CANADIAN GAAP                  28,540,080    22,237,912
        LESS ESCROW SHARES TO BE RELEASED BASED
         ON ACHIEVING SPECIFIED PERFORMANCE
         MEASURES                                   9,298,939     9,298,939

------------------------------------------------------------------------------
        WEIGHTED AVERAGE NUMBER OF OUTSTANDING
         SHARES FOR U.S. GAAP                      19,241,141    12,938,973
------------------------------------------------------------------------------


     (b)    Stock options:


        Beginning in 1996, U.S. GAAP accounting principles allow, but do not require companies to record compensation for employee stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under Canadian and U.S. GAAP. Using this approach, the Company is still required under United States accounting principles to account for stock options issued to

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


        consultants under the fair value method.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


        SINCE NONE OF THE COMPANY'S STOCK OPTIONS HAS BEEN ISSUED BY VIRTUE OF EMPLOYMENT OR DIRECTORSHIP, ALL OF THE STOCK OPTIONS HAVE BEEN ACCOUNTED FOR UNDER U.S. GAAP USING THE FAIR VALUE METHOD. THE FAIR VALUE OF THESE OPTIONS HAS BEEN ESTIMATED AT THE DATE OF GRANT USING A BLACK-SCHOLES OPTION PRICING MODEL WITH THE FOLLOWING ASSUMPTIONS FOR 2000 (NONE GRANTED IN 1999): RISK-FREE INTEREST RATE OF 6.1%; DIVIDEND YIELD OF 0%, VOLATILITY FACTOR OF THE EXPECTED MARKET PRICE OF THE COMPANY'S COMMON STOCK OF 200%; AND A WEIGHTED AVERAGE EXPECTED LIFE OF THE OPTIONS OF THREE YEARS. THE ESTIMATED FAIR VALUE OF THESE OPTIONS IS EXPENSED IN THE PERIOD GRANTED SINCE THERE IS NO VESTING PERIOD. THE WEIGHTED AVERAGE GRANT DATE FAIR VALUES OF OPTIONS ISSUED IN 2000 WAS $0.69.


     (c)    CONVERTIBLE DEBENTURES:


        UNDER CANADIAN GAAP, CONVERTIBLE DEBENTURES ARE SPLIT FOR ACCOUNTING PURPOSES BETWEEN DEBT AND SHAREHOLDERS' EQUITY. UNDER U.S. GAAP, THE CONVERTIBLE DEBENTURE IS RECORDED AS DEBT, EXCEPT IF THE CONVERSION PRICE AT DATE OF ISSUANCE IS LESS THAN THE FAIR MARKET VALUE, IN WHICH CASE, THE INTRINSIC VALUE OF THE BENEFICIAL CONVERSION FEATURE IS ALLOCATED TO PAID-IN CAPITAL AND THE RESULTING DISCOUNT IS RECOGNIZED AS INTEREST EXPENSE OVER THE PERIOD THROUGH TO THE EARLIEST CONVERSION DATE. THE CONVERTIBLE DEBENTURE ISSUED ON APRIL 15, 2000 IS CONSIDERED TO HAVE A BENEFICIAL CONVERSION FEATURE UNDER U.S. GAAP GIVEN THAT THE CONVERSION PRICE OF $0.40 PER SHARE WAS LESS THAN THE RECENT PLACEMENTS OF $0.60 PER SHARE.


     (d)    Business combinations:


        Under Canadian GAAP, a reverse takeover transaction is accounted for as a business combination, with the amount of the purchase price in excess of the fair market value of the net assets acquired allocated to goodwill. Under U.S. GAAP, the merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction, rather than a business combination, with no goodwill being recorded.

INZECO HOLDINGS INC.
(A DEVELOPMENT STAGE COMPANY)

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)

August 31, 2000 and 1999
(Unaudited)

------------------------------------------------------------------------------


4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):


     (e)    Comprehensive income:


        Under U.S. GAAP, comprehensive income or loss must be reported, which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Under U.S. GAAP, the Company's comprehensive loss is the same as its reported loss for the period.

     The impact of the items noted above on the financial statements is as follows:

------------------------------------------------------------------------------
                                                         2000          1999
------------------------------------------------------------------------------

     Loss for the period per Canadian GAAP        $  (554,290)   $  (322,321)
     Goodwill amortization                              6,591          6,591
     Compensation expense from stock options
      issued to non-employees                        (310,500)             -

------------------------------------------------------------------------------
     Loss for the period per U.S. GAAP            $  (858,199)   $  (315,730)
------------------------------------------------------------------------------

     Basic loss per share per U.S. GAAP           $     (0.04)   $     (0.02)

------------------------------------------------------------------------------

     Weighted average number of shares
      outstanding per U.S. GAAP                    19,241,141     12,938,973

------------------------------------------------------------------------------

     Total convertible debentures per Canadian
      GAAP                                        $   356,321    $ 1,472,232
     Reclass equity component of convertible
      debentures                                       10,722        105,000


------------------------------------------------------------------------------
     Total convertible debentures per U.S. GAAP   $   367,043    $ 1,577,232
------------------------------------------------------------------------------

     Other paid-in capital, end of period per
      Canadian GAAP                               $         -    $         -
     Fair value of stock options issued to
      non-employees                                   748,695        392,245
     Beneficial conversion feature of
      convertible debentures                          180,000              -

------------------------------------------------------------------------------
     Other paid-in capital, end of period per
      U.S. GAAP                                   $   928,695    $   392,245
------------------------------------------------------------------------------

     Share capital, end of period per Canadian
      GAAP                                        $ 8,370,046    $ 2,292,703
     Elimination of goodwill                         (108,938)      (108,938)

------------------------------------------------------------------------------
     Share capital, end of period per U.S. GAAP   $ 8,261,108    $ 2,183,765
------------------------------------------------------------------------------

     Deficit, beginning of period per U.S. GAAP   $(4,902,708)  $(3,397,715)
     Loss for the period per U.S. GAAP               (858,199)     (315,730)

------------------------------------------------------------------------------
     Deficit, end of period per U.S. GAAP         $(5,760,907)  $(3,713,445)
------------------------------------------------------------------------------

                              [INZECO HOLDINGS INC.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OR THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

         UNTIL _________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Part VII of the Company's By-Laws limits the personal liability of directors and officers to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duty in certain circumstances. Part VII of the Company's By-Laws also provides that the Company may indemnify its officers and directors to the fullest extent permitted by the Alberta Business Corporations Act from any liability and all costs, charges and expenses that such officer or director sustains in respect to any action, suit or proceeding that is proposed or commenced against him or her for or in respect the execution of the duties of his or her office. Part 9 of the Alberta Business Corporations Act authorizes a corporation to indemnify directors and officers unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. The effect of these provisions is to permit such indemnification by us for liabilities arising under the Securities Act.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company will bear all expenses in connection with the issuance and distribution of the Shares, including those set forth below. None of these expenses will be borne by the Selling Shareholders.


Items                                                      Amounts
                                                             [(US $)]
Securities and Exchange Commission Registration Fee        $     847.00
Printing and Engraving Expenses                            $   3,000.00*
Accounting Fees and Expenses                               $  75,000.00*
Legal Fees and Expenses                                    $  35,000.00*
Blue Sky Fees and Expenses                                 $   5,000.00*
Listing Fees                                               $   3,000.00*
Miscellaneous Fees and Expenses                            $   5,400.00*
                                                           -------------
Total                                                      $ 127,247.00
                                                           =============

* Estimated

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         Within the past three years the following securities have been sold without being registered in the United Stated under the Securities Act:


DATE                       NUMBER [OF    TYPE] OF          ISSUE PRICE       AGGREGATE           NATURE OF
                                           [Securities     Security]         Per Share
                                           Consideration
                                (#)                            (C$)               (C$)

[MARCH 16, 1998*                            50,000 (1)    COMMON STOCK]      0.20
                              10,000        Cash


April 15, 1998                [*            25,000 (2)    COMMON STOCK]      0.20                  5,000
                                                          Cash
April 28, 1998                [**       17,499,995 (3)    COMMON STOCK]      0.20              3,499,999
      Shares
                      [APRIL 28, 1998*   1,666,667  (4)   WARRANT]           0.45                750,000
                                                          Cash
May 20,                       [1998*        20,000 (5)    COMMON STOCK       0.20                  4,000

                      [MAY 26, 1998*     2,727,723 (6)    CONVERTIBLE        0.55              1,605,248
                                                          CASH
                                         DEBENTURE
JUNE 9, 1998*                               35,625 (7)    COMMON STOCK       0.20                  7,125
                                                          CASH
JULY 24, 1998*                              35,625 (8)    COMMON STOCK       0.20                  7,125
                                                          CASH
MAY 20, 1999*                               55,000 (9)    COMMON STOCK       0.20                 11,000
                                                          CASH
OCTOBER 26, 1999*                           75,000 (10)   COMMON STOCK]      0.45                 33,750
                                                          Cash
November 26, 1999                    [*    125,000 (11)   COMMON STOCK       0.20                 25,000
                                                          CASH]
                     [APRIL 15, 2000*      900,000 (12)   CONVERTIBLE        0.40                360,000
                                                          CASH]
                     [DEBENTURE]
                     [MAY 31, 2000***    2,807,500 (13)   COMMON STOCK       0.60              1,680,570
                                                          CASH
JUNE 14, 2000*                           4,033,333 (14)   WARRANT            0.60               2,420,000
                                                          CASH
JULY 10, 2000**                            850,418 (15)   COMMON STOCK]      0.65                 553,541
                                                          Cash
October              [31, 2000*             15,000 (16)   COMMON STOCK       0.20                   3,000
                                                          CASH

NOTES:

* THESE SHARES OF COMMON STOCK WERE SOLD TO PERSONS WHO WERE NEITHER NATIONALS NOR RESIDENTS OF THE UNITED STATES AND NO FACILITIES OR INSTRUMENTALITIES OF U.S. INTERSTATE COMMERCE WERE USED IN CONNECTION WITH ANY OFFER OR SALE THEREOF.

** SUBSTANTIALLY ALL OF THESE SHARES OF COMMON STOCK WERE SOLD TO PERSONS WHO WERE NEITHER NATIONALS NOR RESIDENTS OF THE UNITED STATES AND NO FACILITIES OR INSTRUMENTALITIES OF U.S. INTERSTATE COMMERCE WERE USED IN CONNECTION WITH ANY OFFER OR SALE THEREOF. A LIMITED NUMBER OF THESE SECURITIES WERE ISSUED TO UNITED STATES RESIDENTS UNDER AN EXEMPTION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS TRANSACTIONS NOT INVOLVING ANY PUBLIC OFFERING.

*** WE ISSUED THESE SECURITIES UNDER AN EXEMPTION PROVIDED BY RULE 506 OF REGULATION D

      UNDER THE SECURITIES ACT RULES. THE PURCHASER OF THESE SECURITIES CERTIFIED THAT IT WAS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501 OF REGULATION D, WAS ACQUIRING THE SECURITIES AS AN INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND WOULD NOT RESELL THE SECURITIES UNLESS THEY BECAME REGISTERED OR ANOTHER EXEMPTION FROM REGISTRATION WAS AVAILABLE. THE SECURITIES ISSUED BY US WERE APPROPRIATELY LEGENDED TO REFLECT THESE RESTRICTIONS.

(1)] Shares issued pursuant to the exercise of an option granted to Goepel McDermid Inc. ("Goepel"), agent for initial public offering.
[(2)] Shares issued pursuant to the exercise of an option granted to Goepel. [(3)] Shares issued [TO THE SHAREHOLDERS OF E2 DEVELOPMENT CORPORATION ("E2D")]
      in connection with the acquisition by [INZECO] of all of the outstanding shares of [E2D IN APRIL 1998. AN ADDITIONAL 1,243,633 COMMON SHARE PURCHASE WARRANTS WERE ISSUED TO PURCHASERS OF THE COMMON STOCK FOR NO ADDITIONAL CONSIDERATION. ]
[(4) SPECIAL WARRANTS ISSUED TO CANADIAN CITIZENS. WARRANTS WERE AUTOMATICALLY CONVERTED INTO COMMON STOCK FOR NO ADDITIONAL CONSIDERATION IN OCTOBER 1998, UPON THE FILING OF THE PROSPECTUS WITH THE ONTARIO SECURITIES COMMISSION.
(5)] Shares issued pursuant to the exercise of an option granted to Goepel. [(6) SERIES I CONVERTIBLE DEBENTURE WAS ISSUED TO ENBRIDGE INC., ("ENBRIDGE") A
      CANADIAN PUBLIC COMPANY IN THE AMOUNT OF C$1,500,000 (APPROX. US$1,015,572). THE DEBENTURE WAS CONVERTED TO 2,727,723 SHARES OF COMMON STOCK ON DECEMBER 10, 1999.]
(7) Shares issued pursuant to the exercise of a director's option [HELD BY DOUG LAMMLE, WHO RESIGNED AS A DIRECTOR OF INZECO IN JUNE OF 1998].
(8) Shares issued pursuant to the exercise of a director's option [HELD BY SHEILA FINN, WHO RESIGNED AS A DIRECTOR OF INZECO IN JUNE OF 1988.
(9)] Shares issued pursuant to the exercise of an option granted to Goepel. [(10)] Shares issued pursuant to the exercise of an option granted to Goepel. [(11)] Shares issued pursuant to the exercise of a director's option [HELD BY
      ROGER SHORT.
(12) THREE CONVERTIBLE DEBENTURES FOR $120,00 EACH WERE ISSUED TO ENBRIDGE. THE DEBENTURES ARE CONVERTIBLE INTO A TOTAL OF 900,000 SHARES OF COMMON STOCK AT C$0.40 PER SHARE. AS OF DECEMBER 14, 2000, THE DEBENTURE HAD NOT BEEN CONVERTED].
(13) Shares issued [TO A SINGLE ACCREDITED INVESTOR, NICE, LLC] pursuant to the May 2000 private placement in the United States.
[(14) SPECIAL WARRANTS ISSUED TO CANADIAN CITIZENS IN PRIVATE PLACEMENT IN
      CANADA, WHICH WAS SOLD BY PARADIGM CAPITAL INC. ON A BEST EFFORTS BASIS. SHARES AUTOMATICALLY CONVERTED TO SHARES ON COMMON STOCK FOR NO ADDITIONAL CONSIDERATION UPON THE FILING OF THE PROSPECTUS WITH THE ONTARIO SECURITIES EXCHANGE.]
(15) Shares issued pursuant to the [EXERCISE OF 850,418 OF THE 1,243,633 COMMON SHARE PURCHASE] warrants issued in April 1998. [THE REMAINING 393,215 WARRANTS WERE NOT EXERCISED AND HAVE EXPIRED.]
(16) Shares issued pursuant to the [EXERCISE OF A DIRECTOR'S OPTION HELD BY WARREN ARSENEAU.]

ITEM 27.          EXHIBITS.

The following exhibits are filed herewith.

Number            Exhibit

3.1.1[*]    Articles of Incorporation.
3.1.2[*]    Amendment to Articles of Incorporation[.]
3.1.3[*]    Restated and Amended Articles of Incorporation.
3.2.1[*]    Bylaws of the Corporation.
3.2.2[*]    Amendment to Bylaws.
4.1[*]      Form of Common Stock Issued to Selling Shareholders.
4.2[*]      Form of Special Warrant Issued to Selling Shareholders in 2000
            Canadian Private Placement.
5.1**       Opinion of Stikeman, Graham & Keeley, regarding the legality of shares of Common Stock [.]
10.1[*]     Consulting Contract with Warren Arseneau dated May 15, 2000.
10.2[*]     Consulting Contract with Martin H. Beck dated April 1, 2000.
10.3[*]     Consulting Contract with Michael Boyd dated April 1, 2000.
10.4[*]     Consulting Contract with Roger Short dated January 1, 2000.
10.5[*]     Confidentiality, Non-competition and intellectual property agreement with Warren Arseneau dated May 15, 2000.
10.6[*]     Escrow Agreement dated as of September 18, 1997 among the
            Corporation, Montreal Trust Company of Canada and those shareholders that executed such Escrow Agreement.
10.7[*]     Timed Release Escrow Agreement dated April 28, 1998 between the
            Corporation and those shareholders that executed such Escrow
            Agreement.
10.8[*]     Performance Release Escrow Agreement dated April 28, 1998 between the Corporation and those shareholders that executed such Escrow
            Agreement.
10.9[*]     Transfer Agency and Registrarship Agreement dated as of September
            18, 1997, between the Corporation and Montreal Trust Company of
            Canada.
10.10[*]    Inzeco Holdings Inc. Stock Option Plan.
[10.11      STANDARD TERMS FOR R&D PROJECT OF SERVICE.
10.12       INDUSTRIAL RESEARCH ASSISTANCE PROGRAM REPAYABLE CONTRIBUTION
            AGREEMENT.
11*]        Computation of per share earnings (included in Financial
            Statements).
21[*]       Subsidiaries of Registrant.
23.1[*]     Consent of KPMG LLP, Independent Accountants.
23.2**      Consent of Stikeman, Graham & Keeley (included in Exhibit 5.1) .
24[*]       Power of Attorney, incorporated by reference, filed as an exhibit to the Company's [PROSPECTUS] filed as a part of this Registration
            Statement.

--------------

*   [PREVIOUSLY] filed .
**  To be filed by Amendment

ITEM 28. UNDERTAKINGS

            (a)         We hereby undertake:

                        (1) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this Registration Statement;

                            (i) To include any prospectus required by Section 10
                  (a)(3) of the Securities Act ;

                           (ii) To reflect in the [PROSPECTUS] any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by [INZECO] pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         [(B) INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.]

                                   [SIGNATURES

         In accordance with] the requirements of the Securities Act of 1933, [THE REGISTRANT CERTIFIES THAT IT HAS] reasonable grounds to believe that [IT MEETS] all of the requirements [OF] filing on Form SB-2 and [AUTHORIZED THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO,] to be signed on [ITS] behalf by the undersigned, in the City of [STONEY] Creek, Ontario, Canada, on [DECEMBER 19], 2000.


                                     [INZECO HOLDINGS INC.


                                     BY:  /s/ Warren] Arseneau
                                        ----------------------------------------
                                              Warren Arseneau
                                              [PRESIDENT (PRINCIPAL
                                              EXECUTIVE
                                              OFFICER)


                                     BY:  /s/ Robert Stikeman
                                        ----------------------------------------
                                              ROBERT STIKEMAN
                                              CHIEF FINANCIAL OFFICER
                                              (PRINCIPAL FINANCIAL OFFICER AND
                                              PRINCIPAL ACCOUNTING OFFICER)]

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Warren Arseneau his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be [DONE] in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1933,this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.



[/s/ Warren Arseneau                                  DATE:  DECEMBER 19, 2000
--------------------------------------------
WARREN ARSENEAU
A DIRECTOR AND PRESIDENT


/s/ Martin H. Beck*                                   DATE:  DECEMBER 19,] 2000
--------------------------------------------
MARTIN H. BECK
[a Director and Vice President, Technology]


[/s/ Michael Boyd*                                    DATE:    DECEMBER 19, 2000
--------------------------------------------
MICHAEL BOYD
A DIRECTOR]

                                                      DATE:
ROGER SHORT
[A DIRECTOR]


/s/ Robert Stikeman[*]                                DATE:  [DECEMBER 19,] 2000
--------------------------------------------
ROBERT STIKEMAN
[A DIRECTOR AND CHIEF FINANCIAL OFFICER]


                                                      DATE:
STEVEN LETWIN
[A DIRECTOR


-----------------------
* BY WARREN ARSENEAU AS ATTORNEY-IN-FACT]